AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2004

                            REGISTRATION NO._________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


             NEVADA                       2813-9905              20-0650397
  (State or Other Jurisdiction        (Primary Standard       (I.R.S. Employer
of Incorporation or Organization         Industrial          Identification No.)
                                      Classification No.

                              41 North Mojave Road
                               Las Vegas, NV 89101
                                 (702) 384-5665
          (Address and Telephone Number of Principal Executive Offices)

                  Patrick J. Cochrane, Chief Executive Officer
                        INNOVATIVE ENERGY SOLUTIONS, INC.
                              41 North Mojave Road
                               Las Vegas, NV 89101
                                 (702) 384-5665
            (Name, Address and Telephone Number of Agent for Service)

                  Patrick J. Cochrane, Chief Executive Officer
                              41 North Mojave Road
                               Las Vegas, NV 89101
                                 (702) 384-5665

                        Copies of all communications to:

                            The O'Neal Law Firm, P.C.
                        Attention: William D. O'Neal,Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each                     Proposed         Proposed
   Class of                        Maximum         Maximum       Amount of
Securities to    Amount to be   Offering Price    Aggregate     Registration
be Registered   Registered (1)  per Share (2)   Offering price      Fee
----------------------------------------------------------------------------
Common Stock       941,604         $  2.50       $  2,354,010    $  298.25
----------------------------------------------------------------------------

  (1) The number of shares of common stock registered hereunder represents the common shares issuable to Note-holders, as of the date of this prospectus that loaned cash to us from May 24, 2004 through August 11, 2004 in exchange for their notes. All Note-holders will receive common stock at $2.50 per share in exchange for the principal amount of their debt and will forfeit any interest they may have accrued up to the time of their exchange. In addition, all Note-holders will receive one warrant for each registered common share received. A warrant will entitle the Note-holder to purchase one restricted common share at $2.50 within four months after the effective date of this Prospectus. The warrants are not being registered in this Prospectus. All Note-holders will have thirty days subsequent to the effective registration of this prospectus to exchange the principal amount of their debt for common shares.

  (2) The registration fee for these shares is based on the principal amount of what the Note-holders originally loaned to us.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS
                        INNOVATIVE ENERGY SOLUTIONS, INC.
                         941,604 SHARES OF COMMON STOCK

This prospectus covers 941,604 shares of common stock of INNOVATIVE ENERGY SOLUTIONS, INC. being registered for the exchange of debt with Note-holders, as of the date of this Prospectus that loaned cash to us from May 24, 2004 through August 11, 2004 in exchange for their notes. All Note-holders will receive common stock at $2.50 per share in exchange for the principal amount of their debt and will forfeit any interest they may have accrued up to the time of their exchange. In addition, all Note-holders will receive one warrant for each registered common share received. A warrant will entitle the Note-holder to purchase one restricted common share at $2.50 within four months after the effective date of this Prospectus. The warrants are not being registered in this Prospectus. All Note-holders will have thirty days subsequent to the effective registration of this prospectus to exchange the principal amount of their debt for common shares.

No public market exists for our common stock. We will not receive any of the proceeds from the sale of the shares.

The shares are being registered to permit public secondary trading of the shares that are being offered to Note-holders, as of the date of this Prospectus that loaned cash to us from May 24, 2004 through August 11, 2004 in exchange for their notes.

Once this registration is effective, we will apply for a listing on the Over-the-Counter Bulletin Board.

You should read this document and any prospectus supplement carefully before you invest.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," IN PART I OF THIS PROSPECTUS.NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

The date of this prospectus is December 27, 2004.

This prospectus contains certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions. Although we believe the understandings and assumptions on which the forward-looking statements in this prospectus are based are reasonable, our actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements, including those discussed under the caption "Risk Factors."

INNOVATIVE ENERGY SOLUTIONS, INC.
41 North Mojave Road
Las Vegas, NV 89101
(702) 384-5665

TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................

THE OFFERING .............................................................

SUMMARY FINANCIAL INFORMATION ............................................

RISK FACTORS .............................................................

FORWARD-LOOKING STATEMENTS ...............................................

CAPITALIZATION ...........................................................

USE OF PROCEEDS ..........................................................

DETERMINATION OF OFFERING PRICE ..........................................

DILUTION .................................................................

SELLING SECURITY HOLDERS .................................................

PLAN OF DISTRIBUTION .....................................................

LEGAL PROCEEDINGS

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DESCRIPTION OF SECURITIES ................................................

INTERESTS OF NAMED EXPERTS AND COUNSEL

DESCRIPTION OF BUSINESS ..................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ................

DESCRIPTION OF PROPERTY ..................................................

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

DIVIDEND POLICY

EXECUTIVE COMPENSATION

SHARES ELGIBLE FOR FUTURE SALE

LEGAL MATTERS ............................................................

EXPERTS ..................................................................

TRANSFER AGENT

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURES


PART II - FINANCIAL STATEMENTS ...........................................

PART I

PROSPECTUS SUMMARY

General

Innovative Energy Solutions Inc. was organized on December 5, 2003 in the state of Nevada as a start-up development stage company, and was formed for the purpose of becoming a diversified, full-service energy company. The Company currently has three business divisions: the Hydrogen Generation division, Heat Generation division and Heat Pipe Division which includes Waste Heat Recovery.

Our principal business address is 41 North Mojave Road, Las Vegas, Nevada 89101.

Our telephone number is (702) 384-5665. Our fax number is 702-366-0002. Our website is www.iesiusa.com.

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

THE HYDROGEN GENERATION DIVISION

We plan to license fields of use for this technology, to sell and supply low operating cost hydrogen with its technology that is currently in a test phase. We believe that we are in the final stages of completing a hydrogen-generation demonstration model and plan to have it completed for beta testing during 2005. To protect our intellectual property, process patents have been filed, including worldwide Patent Cooperation Treaties (PCT's) that are adhered to by more than 100 countries. Also we will not sell the equipment to anyone. We will only sell the end product which the equipment generates - that is to say we will sell only the hydrogen as a commodity. Once completed, we plan to demonstrate the model to potential licensees in the oil refining and fertilizer industries. We have contracted to have one commercial demonstration unit constructed to demonstrate our Hydrogen Generation technology.

THE HEAT PIPE DIVISION

We have a proven technology based from eleven patents which create a proprietary methodology for recovering waste heat from flue gases and converting it into useable energy. We refer to the eleven patents collectively as the "Heat Pipe Technology." Once the waste heat is captured, it is converted to useable energy, such as pre-heated combustion air, pre-heated boiler feed-water which will both dramatically reduce fuel cost associated in the operation of large industrial boilers and furnaces, or as an alternative in some cases depending on the flue gas temperatures, we can convert this waste heat energy into high pressure steam to drive a standard steam-driven electrical generator. Any excess electrical energy created may then be sold into an energy-distribution system or grid. Every boiler or any vessel that consumes or burns fuel is a source of waste heat and has a potential application for heat recovery; consequently, we have identified several specific applications for the Heat Pipe Technology. Our initial focus will be on serving the needs of heavy industry, in particular the refining and steel mill sectors and petrochemical industries; because this is where we believe the ability to recover waste heat will be the most cost effective.

THE HEAT GENERATION DIVISION

We plan to license or sell energy generated from this unique process that generates massive amounts of heat which can be easily converted to high pressure steam for industrial processes. This same steam can be used to generate electricity which can be sold into existing power distribution systems already in place worldwide, or this same electricity can be sold to stand alone industrial consumers. In addition this heat generation technology can be converted into hot water for the purpose of heating large commercial and/or high-rise buildings such as apartment or office complexes and hospitals. We will soon receive our first commercial demonstration, and we have already signed a contract with a reputable client or end user to design and build a power plant in Edmonton Alberta, Canada.

To protect our technology, we will also file patents and Patent Cooperation Treaties PCT's worldwide. We will not sell our technology or the equipment to clients or end users. We will only sell the energy which is generated from our process, whether it is in the form of steam, hot water or electricity. We are currently in discussions with many potential clients whom are concerned about the volatile and increasing cost of energy to remain competitive in the world markets. We will offer significant cost savings to our clients by way of long term fixed price contracts, thus eliminating the uncertainty of rising energy costs.

THE OFFERING

Securities Offered:        Up to 941,604 shares of common stock. The securities being offered are only to existing  Note-holders  that loaned cash to us from May 24, 2004 through
                           August 11, 2004 that will agree to receive  common stock at $2.50 per share in exchange  for the  principal  amount of their debt and will  forfeit any interest  they  may have  accrued  up to the  time of  their  exchange.  In addition,  all  Note-holders  will receive one warrant for each  registered common share  received.  A warrant will entitle the Note-holder to purchase one restricted common share at $2.50 within four months after the effective date of this  Prospectus.  The  warrants are not being  registered  in this
                           Prospectus.

Price per share:           All  offers  and  sales  will be made at $2.50  per  common  share  for the duration of the offering.

Common Shares issued
and outstanding:           6,147,330 shares of common stock at $.001 par value at September 30, 2004.

Use of Proceeds:           We will not  receive  any  proceeds  from the sale of the  common  stock to
                           Note-holders in exchange for their debt.

Plan of  Distribution:     We are  unaware of the nature and timing of any future  sales of our common stock  by  existing  security  shareholders  or any  Note-holders  that may convert their debt into common stock.

Registration Costs:        We estimate our total offering registration costs to be $70,000.00.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the audited financial statements and the related notes thereto included elsewhere in this prospectus.

                                                  For the three
                                    For the        months ended
                                  year ended      Sept. 30, 2004
Income Statement                 June 30, 2004     (unaudited)
----------------                 -------------    --------------

Net Loss                         $    (179,897)   $     (907,866)
Net Income (Loss) per Share      $        (.12)   $         (.15)

Balance Sheet
Total Assets                     $  23,667,308    $   24,792,324
Total Liabilities                $   3,461,073    $    5,045,487
Stockholders' Equity (Deficit)   $  20,206,235    $   19,746,837

RISK FACTORS

The Shares are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Accordingly, prospective investors should carefully consider, along with other matters referred to in this document, the following risk factors in evaluating us and our business before purchasing any Shares. This Prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus.

You should carefully consider the risks described below before making an investment decision. These are all the material risks known to management in connection with this offering. Please also note that there are other risks and uncertainties not presently known to us or that we currently deem immaterial. If any of the following or such other risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related To Our Business:

WE ARE A DEVELOPMENT STAGE COMPANY.

We have only been in business since December 2003. We have realized no revenue from operations since our inception. We cannot estimate when we might attain profitability and there are no assurances that we can sustain profitable operations once, and if, achieved in future periods. There are no assurances that we will generate sufficient revenues to become profitable during fiscal 2004 and beyond. If our operations were not to become profitable, our liquidity in future periods would be adversely affected and our ability to operate as a going concern could be jeopardized and investors could lose their entire investment.

OUR FUTURE FINANCIAL PERFORMANCE IS NOT GUARANTEED SINCE IT IS BASED ON CERTAIN ASSUMPTIONS WHICH CAN CHANGE.

Although we believe that we are first within our market, we cannot guarantee that our estimate of growth is accurate. We have used estimated growth rates in our financial projections, to date, as a basis for estimating future revenues, gross margin dollars and operating income dollars. Technology developments worldwide, economic and political conditions and changing consumer-buying behavior may impact these estimates in a positive or negative way. Therefore, our estimated financial performance, which has been based on such assumptions, cannot be assured. If our assumptions are materially inaccurate, our revenues may not be sufficient to sustain our operations.

OUR PRODUCTS HAVE NOT BEEN COMMERCIALLY PROVEN AND THE FAILURE OF THE MARKET TO ACCEPT OUR PRODUCTS COULD RESULT IN OUR INABILITY TO CONTINUE AS A GOING CONCERN.

Although we believe that we are first within our market, we cannot guarantee that our products will be commercially viable for the applications that we have planned for them.

Although, there is no indication that the competitive environment will change dramatically, there is also no assurance that our products will actually be superior to our competition due to the risk of new competitors releasing new products or improving their current products. Our competitors, in the energy technology sector, by and large, have more financial resources and broader market penetration than we expect to achieve in the intermediate term. If the market does not accept our products, our revenues would significantly decrease and we may not be able to continue as a going concern.

ACHIEVING OUR FINANCIAL GOALS MAY BE DIFFICULT UNLESS WE EXECUTE OUR BUSINESS PLAN.

The achievement of our financial goals for the business will largely depend on our execution of our business plan, managing our research and development process and successfully "outsourcing" our manufacturing processes. There is no assurance that we will be able to execute our business plan, manage our research and development process and coordinate outsourcing of our manufacturing. If we are not successful executing our business plan, we may not be able to continue as a going concern.

THE DEPARTURE OF CERTAIN KEY PERSONNEL COULD HARM THE FINANCIAL CONDITION OF THE COMPANY.

Certain members of our management and scientific committee are intimately involved in our business and have day-to-day relationships with critical customers, as well as direct involvement in developing and commercializing our technologies. We are not able to afford additional staff to supplement these key personnel. Competition for highly skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our ability to implement our business plan which could resulting a decrease in revenues such that we may not be able to continue to operate as a going concern. We do not maintain key man life insurance on any of our employees.

WE FACE NUMEROUS POTENTIAL COMPETITORS.

We have many potential competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working on research and development that could make our technology antiquated. Some of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the development, sales and marketing of their products and services than are available to us.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN ORDER TO CONTINUE TO IMPLEMENT OUR PLAN OF OPERATION.

Our growth strategy has two parts. The first part includes expanding the hydrogen energy production business by negotiating long term contracts for hydrogen at costs that our competition is unable to match. The second part of our business strategy involves expanding the market for the heat pipe technology through direct sales and licensing. To implement this strategy, we will need to raise significantly more capital or enter into joint ventures which would cause us to give up a certain percentage of our profits. We may be unable to raise sufficient funds on our own to implement our strategy or our strategy may be unsuccessful. Our failure to secure necessary financing may materially impact our ability to generate revenues and could affect our ability to continue as a going concern.

WE MAY NOT BE ABLE TO RAISE CAPITAL WITHOUT DILUTING EXISTING STOCKHOLDERS.

We require additional funding to complete our growth strategy. Such funding may be dilutive to our existing stockholders. If such funding is acquired, the terms may impose a heavy financial burden on the Company. We cannot guarantee that we will be successful in obtaining capital on favorable terms to all stockholders.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND WE MAY BE FOUND TO INFRINGE ON THE PROPERTY RIGHTS OF OTHERS.

We currently rely and will continue to rely on a combination of patents, trade secrets, international patent laws and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary, such as our technology and trade secrets.

Litigation or proceedings may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding could result in substantial costs, diversion of resources and could seriously impact our ability to continue as a going concern.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly involved in infringement claims as the number of competitors in our industry segment grows. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause service and technology upgrade delays or require us to enter into licensing agreements. Such licensing agreements might not be available on terms favorable to us.

WE HAVE NO PLANS TO PAY DIVIDENDS.

Payment of dividends on the shares of our common stock is within the discretion of our Board of Directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK AND OUR INVESTORS MAY NOT BE ABLE TO SELL THEIR SHARES.

No public market currently exists for shares of our common stock. We intend to apply to have our shares traded on the OTC Bulletin Board. We have not taken any actions to have our shares traded on the OTC Bulletin Board. We intend to apply to have our shares traded on the OTC Bulletin Board immediately after we have met the listing standards for the OTC Bulletin Board as set out by the National Association of Stock Dealers. In our case, these listing standards currently are:

  1.    An effective Registration Statement under The Securities Act of 1933.

  2. To remain current with our quarterly and annual report filings with the Securities and Exchange Commission; and,

  3.    At least one market maker to make a market in our common stock.

There is no minimum number of shareholders required for our common stock to trade on the OTC Bulletin Board. We anticipate that our registered offering may result in our stock being held by enough stockholders to interest a market maker to make a market in trading our stock; however, we can't assure you when, if ever, a market maker will make a market in our common stock and investors may not be able to sell their shares.

Penny Stock Regulations May Affect Our Trading Volume And Share Price.

There is no way to predict a price range within which our common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, our common stock, initially at least, would be subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

  1.    Sells for less than $5 a share, and

  2. Is not listed on an exchange or authorized for quotation on the NASDAQ Stock Market, and

  3. Is not a stock of a "substantial issuer." We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not currently have.

There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the Customer with a written statement setting forth the basis for this suitability Determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, does not apply to the following:

  1.    Transactions not recommended by the broker-dealer,

  2.    sales to institutional accredited investors,

  3. sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

  4. Transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another  Commission  rule  - the  Penny  Stock  Disclosure  Rule  -  requires  a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock. Our shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

Forward Looking Assessments Prepared By Our Current Management.

Our ability to accomplish our objectives and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management's control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. Prospective purchasers of our common stock should have this prospectus document reviewed by their personal investment advisors, legal counsel and/or accountants to properly evaluate the risks and contingencies purchasing and investing in our common stock.

The interests of our controlling stockholders could conflict with those of our other stockholders.

Our directors and executive officers, together with our other principal stockholders, own or control over 50% of our voting securities, after the offering. These stockholders are able to influence the outcome of stockholder votes, including votes concerning: the election of directors; amendments to our articles of incorporation and by-laws; and the approval of significant corporate transactions like merger(s) or sale of our assets. This controlling influence could have the effect of delaying or preventing a change in control, even if many of our stockholders believe it would be in their best interest.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004 on an actual basis and as adjusted to reflect the pro forma effects of the securities which may be issued in this prospectus. There will be no additional proceeds that we receive from the issuance of the additional common shares to certain noteholders. These shares are being offered for resale under this prospectus.

You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Summary Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                               SEPTEMBER 30, 2004
                                          ----------------------------
                                                          PRO FORMA
                                            ACTUAL     AS ADJUSTED (1)
                                          ----------------------------
                                                  (UNAUDITED)
                                                 (IN THOUSANDS)

Accounts payable & accrued interest ...   $        59       $       25
Note payable, stockholder .............         1,100            1,100
Notes payable, third parties ..........         3,886            1,659
Stockholders' equity:
      Preferred stock, $0.001 par value             8                8
      Common stock, $0.001 par value ..             6                7
      Additional paid-in capital ......        20,820           23,080
      Accumulated deficit .............        (1,087)          (1,087)
            Total stockholders' equity         19,747           22,008
            Total Capitalization ......        24,792           24,792

(1) The pro forma amounts include adjustments to the balance sheet at September 30, 2004 as if the shares being registered had occurred on that date. No effect has been given to transactions which have occurred after September 30, 2004.

USE OF PROCEEDS

We are registering 941,604 shares of our common stock to discharge $2,354,010
Of debt with Note-holders, as of the date of this Prospectus, that loaned cash to us from May 24, 2004 through August 11, 2004 in exchange for their notes. All Note-holders will receive common stock at $2.50 per share in exchange for the principal amount of their debt and will forfeit any interest they may have accrued up to the time of their exchange.

From May 24, 2004 through August 11, 2004 we received $3,518,510 from 318 Note-holders in the form of demand notes bearing interest at 3% per annum. All notes are due upon demand. During October 2004, we received a demand for repayment of principal, without interest, from 14 of those Note-holders. On October 13, 2004 we repaid all 14 of those Note-holders their principal without interest in the amount of $1,164,500.

From August 12, 2004 through September 30, 2004 we received $242,900 from 74 Note-holders in the form of demand notes bearing interest at 3% per annum. We are not registering shares of our common stock to discharge $242,900 of debt with those Note-holders in this Prospectus.

As of September 30, 2004 we have used $2,146,809 of the $3,761,410 of debt proceeds from the Note-holders and $25 of contributed capital as detailed below. We plan to spend the remaining $1,614,626 for working capital.

Acquisition of Equipment, Intellectual Property and Licensing Agreements from IESI Canada.

On May 15, 2004 we acquired from IESI Canada 11 patents comprising our Heat Pipe technology, a Licensing Agreement with Hyunik Yang and HY EN Research to market our Hydrogen technology and equipment that we believed could be leased to oil refineries for oil reclamation projects. We originally contracted to pay $800,000 in cash plus 6,000,000 restricted common shares. On September 22, 2004 we amended the agreement to pay $629,089 in cash instead of $800,000.

We issued 6,000,000 restricted common shares directly to the 25 stockholders of IESI Canada. Three of our directors received 75% of the issued shares or 4,500,000 restricted common shares as follows:

   NAME                            Number of Shares

Patrick J. Cochrane                   2,000,000
Fred Dornan                           2,000,000
Terry Dingwall                          500,000

The acquired assets were valued at the cost basis of IESI Canada and allocated as follows:

Patents for Heat Pipe Technology                        $   937,500
Licensing Agreement for Hydrogen Technology                 986,880
Oil Reclamation Equipment                                   632,478
                                                        -----------
TOTAL                                                   $ 2,556,858

Acquisition of Inventory for Resale

On May 10, 2004 we entered into an Exclusive Distributorship Agreement with Sun woo Energy Technology, Inc., "Sun woo", to purchase 1,000 Heat Pipe Heat Exchangers by May 10, 2005 and to pay $4,000 Canadian dollars a month starting in May 2004 for 24 months for the distributor fee.

As of September 30, 2004, we purchased from Sun woo 200 Heat Pipe Heat Exchangers for domestic application for $23,253 and paid the distributor fees for June and July totaling $ 6,160.

We intend to sell the Heat Pipe Heat Exchangers to retailers that will ultimately sell the units to homeowners that could apply them to their hot water heaters or furnaces.

Acquisition of Heat Generators

On September 1, 2004 we entered into a Purchase Agreement with HY-EN Research Ltd. to purchase two heat generators for $90,000 each. We paid for the first heat generator on September 3, 2004 and made a partial payment of $49,073 for the second unit on September 28, 2004. We are obligated to pay the remaining $40,927 on second unit on or before November 15, 2004. We also spent an additional $49,685 on additional parts which will be needed above the contracted cost for the second unit.

Purchase of Hydrogen Generation Demonstration Unit

On September 7, 2004 we paid $250,817 to HY-EN Research Ltd. to build a Hydrogen Generation demonstration unit for demonstration. When we receive the unit, we plan to demonstrate it to large energy companies in Canada that have already expressed serious interest in observing the working model. We expect to receive the unit prior to December 31, 2004.

Purchase of Office Equipment

As of September 30, 2004 we have spent $6,896 for office equipment.

Consulting Services

As of September 30, 2004 we have spent approximately $300,000 for consulting services and spent an additional approximate $62,000 for travel and hardware necessary for us to assure the proper assembly of Heat Generators and Hydrogen Demonstration Units for demonstration upon their completion.

Contracted Services

On July 1, 2004 we entered into six employment agreements with officers and consultants obligating us to pay $63,750 a month. We paid $191,250 for the three months ended September 30, 2004 and prepaid $63,750 for October.

Acquisition of Marketable Securities

On July 2, 2004, we acquired 141,177 common shares of Whistler Investments Inc. as collateral for $125,000 of cash that is expected from a Note-holder prior to December 31, 2004. We plan to sell the shares during January 2005 in the event we do not receive $125,000 from the Note-holder and remit any cash in excess of $125,000 received from the sale back to the Note-holder. The marketable securities had a market value of approximately $446,000 at September 30, 2004

Cash Advances to IESI Canada.

At September 30, 2004 we had made $236,000 of cash advances under an 8% note to IESI Canada. The note is due in full by January 13, 2005. Additionally, we have advanced $50,000 of cash to IESI Canada.

The advances to IESI Canada have been made to enable them to continue coordinating marketing efforts in Canada for the Heat Pipe Heat Exchangers and to arrange for eventual demonstrations of our technologies to Canadian energy companies when our demonstration units are completed.

Legal and Accounting Fees

We have spent  approximately  $93,712 in legal fees for  establishing  the legal
documentation   necessary  in  certain  countries  for  us  to  demonstrate  our technology to interested companies in their jurisdiction.

An additional $70,000.00 has been spent in legal and accounting fees for the preparation and review of this Prospectus and contracts that we have entered into.

DETERMINATION OF OFFERING PRICE

There is no established trading market for our common shares. We intend to apply to the NASDAQ for a trading symbol for the registered common shares issued to Note-holders that may agree to discharge their notes in exchange for our registered common shares at $2.50 per share.

The determination of the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of our actual value. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities. Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices once a trading market is established in our common stock.

DILUTION

All officers and directors acquired their common shares at $2.50 per share as a result of either a cash investment, an exchange of their shares in IESI Canada for our shares or a sale of an asset at their cost basis for our shares.

This offering is only being made to certain Note-holders. Our tangible assets will not change as a result of the offering but our net tangible assets will increase as each respective Note-holder converts their notes into common stock; therefore, this offering will not be dilutive to all Note-holders that convert their notes into common stock.

THE SELLING SECURITY HOLDERS

This prospectus covers a maximum of 941,604 shares of our common stock being registered for the exchange of debt with Note-holders, as of the date of this Prospectus that loaned cash to us from May 24, 2004 through August 11, 2004 in exchange for their notes. All Note-holders will have thirty days subsequent to the effective registration of this prospectus to exchange the principal amount of their debt for common shares.

All Note-holders which exchange their debt for registered common shares and a warrant to purchase additional restricted common shares will be disclosed in a post-effective amendment to this Prospectus.

PLAN OF DISTRIBUTION

This prospectus covers a maximum of 941,604 shares of our common stock being registered for the exchange of debt with Note-holders, as of the date of this Prospectus that loaned cash to us from May 24, 2004 through August 11, 2004 in exchange for their notes. All Note-holders will receive common stock at $2.50 per share in exchange for the principal amount of their debt and will forfeit any interest they may have accrued up to the time of their exchange. In addition, all Note-holders will receive one warrant for each registered common share received. A warrant will entitle the Note-holder to purchase one restricted common share at $2.50 within four months after the effective date of this Prospectus. The warrants are not being registered in this Prospectus and will not be reoffered to the public or existing stockholders. All Note-holders will have thirty days subsequent to the effective registration of this prospectus to exchange the principal amount of their debt for common shares.

All Note-holders which exchange their notes for our registered common stock will be disclosed in a post-effective amendment and become selling stockholders. This prospectus permits the selling stockholders to sell their shares on a continuous or delayed basis in the future. The selling stockholders will sell at a fixed price of $2.50 per share until we develop a public market for our shares, whether on the OTC Bulletin Board or another exchange. Thereafter, the selling stockholders may sell their shares at privately negotiated prices or at prevailing market prices.

The selling stockholders or their transferees may sell the shares offered by this prospectus from time to time. To the best of our knowledge, the selling stockholders have not entered into any underwriting arrangements, although they themselves may be deemed underwriters pursuant to the Securities Act. The distribution of the shares by the selling stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or at prevailing market prices at the time of the sale and prices related to prevailing market prices or negotiated prices.

The selling stockholders may pledge all or a portion of the shares owned as collateral for loan transactions. Such shares may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling stockholder, the pledgee in such loan transactions would have the same rights of sale as the selling stockholders under this prospectus. The selling stockholders may also transfer the shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without payment of consideration. Upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

We cannot assure you that the selling stockholders will sell any or all of their shares. In order to comply with certain state securities laws the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting the foregoing, the selling security holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations there-under, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling security holders or any such other person.

LEGAL PROCEEDINGS

There are no threatened or actual legal proceedings to which our company is a party at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. Each serves until the next annual meeting of stockholders.

Names of Executive                                     Date of               Date of
Officers and Directors   Age Position                Appointment           Resignation
----------------------   ------------                ------------         ------------

Patrick J. Cochrane      49 Chief Exec. Officer,     December 22, 2003        N/A
                            Director
Terry Dingwall           42 President, Director      December 22, 2003        N/A
Ronald Foster            63 Exec. Vice President,    December  5, 2003        N/A
                            Secretary, Treasurer
                            & Director
Frederick S. Dornan      62 Director                 December 22, 2003        N/A

Directors serve until the next annual meeting and until their successors are elected and qualified. There are no family relationships between any of our directors or officers.

No director, officer, significant employee, or consultant of the company has been convicted in a criminal proceeding, exclusive of traffic violations.

No director, officer, significant employee, or consultant of the company has been permanently or temporarily enjoined, barred, suspended, or limited from involvement in any type of business, securities or banking activities.

No director, officer, significant employee, or consultant of the company has been convicted of violating a federal or state securities or commodities law.

Further, our officers and directors know of no legal proceedings against the company, or its property contemplated by any governmental authority.

PATRICK J. COCHRANE, DIRECTOR AND CHIEF EXECUTIVE OFFICER, AGE, 49, was educated at Fairview College and the Northern Alberta Institute of Technology during (Northern Alberta Institute of Technology Edmonton Alberta, September 1984 to March 1985 Power Engineering Nite classes) and Fairview College Grande Prairie Alberta Electrical Technology September 1992 to January 1993

From 1998 through 2002. He was COO of Ce3 technologies/Genoil. Looked after day to day operations of the company, acquisitions, licensing, Research & development of new and emerging technologies, budgets, financing ECT,. Mr. Cochrane also served as a officer and director of the board of directors of the public traded Company.

In 1997 he founded an engineering company named CE(3) Technologies/Genoil, Inc. in Edmonton, Alberta and served as the Chief Operating Officer until 2002. During that time he was responsible for total operations and technology development of the company.

From 1995 to 1997 he held various positions during this time frame; He worked for Cambridge Environmental of Calgary and worked as an Instrumentation contractor for various companies in the oil& gas service business, Canadian Occidental Petroleum, Zeotec Ltd, Gainers, Titan Electric, and Techmation.

From  1993 to 1995 he  served  at Husky  Oil in (,  Lloydminster  Alberta)  as a
(contract   position)   and  was   responsible   for   Plant   wide   analytical
Instrumentation.

From 1989 to 1993 he served at Daishowa Canada Co. in (Peace River, Alberta) as the (Lead Analytical Instrumentation Technician) and was responsible for Water Treatment Plant, Plant wide Analytical Instrumentation, and Ambient Air & Source Air Monitoring.

From 1987 to 1989 he served at BJ Titan Services. In (Edmonton, Alberta) as the (General Manager Instrumentation Western Canada) and was responsible for All Data logging and Instrumentation Oil well Fracturing & Cementing.

Mr.  Cochrane  has  authored  approximately  8  patents  in the  field of energy
technology  and  has  been  awarded  2  prestigious   awards   recognizing   his
achievements in these areas.

TERRY DINGWALL,DIRECTOR AND PRESIDENT, AGE 42, was educated at the Northern Alberta Institute of Technology (NAIT) from 1981 to 1986 where he received his Journeyman Electrician Certificate and Inter Provincial Red Seal Certificate. In 1990 he returned to NAIT and received his Master Electrician Certificate.

From June 2000, until September 2003, he served in the capacity of a Senior Project Manager for Focus Construction Management based out of Edmonton, Alberta. In his tenure, he was responsible for all aspects of plant relocations, new plant installations and large-scale shutdowns, predominately in the power generation arena.

From May 1997, to March 2000, he served at Drayton Valley Power Ltd, an Income Trust Fund as the Plant Manager for three Electrical Generation Facilities simultaneously. He was responsible for all aspects of operation, construction, maintenance and shutdowns at the 10.5 MW Biomass to Electrical facility at Drayton Valley, Alberta, the Dickson Dam, a 15 MW Hydro Electric facility located at Dickson, Alberta and the 20 MW Peat Moss fired Electrical facility at Dapp, Alberta.

In 1986 he founded an electrical contracting company for the oil and gas industry named Abel Industries Ltd. in Drayton Valley, Alberta and served as the President until 1997. During that time he was responsible for all aspects of company operations, sales and marketing.

RONALD FOSTER, DIRECTOR, EXECUTIVE VICE PRESIDENT, SECRETARY AND TREASURER, AGE 63, served at ValCom Inc. in Valencia, California as the Executive Vice President and Secretary from 2000 to 2003 and was responsible for investor and public relations, maintaining corporate record, compliance and service as a director on the board of directors.

From 1989 to 1995 he served at Golden American Network in Beverly Hills, California as the Vice President and was responsible for technical review.

From 1988 to 1989 he served at Ed-Phills Inc. in Las Vegas, Nevada as the President and was responsible for finance, marketing and technical review.

During 1987 he founded a public traded company for the marketing and communications industry named Ropa Communications, Inc. in Albany, Georgia and served as officer and a director on the board of directors until 2001. During that time he was responsible for finance, business development, marketing and technical review.

From 1986 to 2000 he served at SBI Communications Inc. in Glendale, California as the President and Chief Executive Office and was responsible for all phases of operation including finance, business development, compliance and marketing.

During 1986 he created and produced "Stock Outlook 87, 88, 89", a video presentation of public companies through Financial News Network (FNN), a national cable network.

FREDERICK S. DORNAN, DIRECTOR, AGE 63, resides in Edmonton Alberta from where he oversees a number of family Corporations active in different segments of the Alberta economy. including manufacturing.

In 2002 acquired Norwood Foundry, a Company in the Edmonton area, established in 1922 serving Western Canada and the United States producing a variety of items from both Ferrous and Non Ferrous metals for use in a large number of applications.

In 1992  acquired  Davlyn  Corporation,  a large  lesser  and renter of trucks a
Dornan operation, with several offices throughout Western Canada. Other interests in include the sale of Jet fuels to the Canadian armed forces, investments in recycling environment and oilfield technology.

Mr.Dornan has held several key positions in Canada's aviation industry primarily in the northern areas of Canada with Wardair International including Vice President .Wardair International operated worldwide with a fleet of Boeing 747's Douglas DC_8's and AirBus equipment.

Mr.Dornan is a founding member of the Knights of Columbus in Yellownife N.W.T. and St.Patrick's Parish council.He is a former President of the Chamber of Commerce in both the N.W.T. and Alberta.He is also a former president of the N.W.T. chamber of Mines

Scientific Advisory Committee

The following table sets forth the names and ages of our current scientific advisory committee and the date such person became a committee member. We do not have any significant employees other than the executive officers.

Name                      Age                        Date of Appointment
----                      ---                        -------------------
Hyunik Yang               44                         May 15, 2004
Dumitru D. Fetcu          62                         May 15, 2004
Norman Arrison            62                         January 12, 2004

HYUNIK YANG, Ph.D. received his Engineering B.S. from Han yang University in South Korea during 1980-1984 and completed his Engineering M.S., Ph.D. and post-doctoral work at Columbia University in New York during 1985-1991. He is an inventor on two patents in the field of quantum and hydrogen energy generation. He has written international research papers for theoretical developments on quantum energy generation and anomaly effects of science. He is a member of the America Society of Mechanical Engineers, Society of Automobile Engineers, Korean Society of Mechanical Engineers, Russian Academy of Natural Science, Korean CAD/CAM Society and the Korean Society of Machine Tool Engineers. He has been listed in Who's Who in the world, and Who's Who in the science and engineering since 1998. He received the best technical paper award in 1991 American Society of Mechanical Engineers Design Automation Conference. From 1995 to present he has been a professor at Han yang University. From 1991 to 1994 he was a senior research engineer at Hyundai Electronics and was responsible for developing precision machining System.

DUMITRU D. FETCU, Ph.D. received his Ph.D. in thermodynamics from the Transylvania University of Brasov, Romania in 1983 and from 1976 to present he has been a professor at the University. He currently holds the chair of Thermodynamics and Fluid Mechanics at the University. He currently is the sole owner of Transterm SRL, which he started during 1990 to be involved in scientific research and prototype production in the heat pipe field. He currently is an inventor on 11 patents in the field of heat pipes, heat transfer and waste heat recovery. Since 1990 he authored two books and over 60 publications in the field of heat exchanger and heat recovery.

NORMAN  ARRISON,  Ph.D.  received  his Ph.D.  in Chemical  Engineering  from the
University of Calgary in 1972. From 1983 to 1989 he served two terms on the Science Council of Canada and was instrumental in helping produce Canadian scientific policy in that period. He has invented a number of products and has patents and publications in the fields of water-from-air, cyclone development, waste oil recycling, distillation, fracturing of rock with high intensity light, and solids remediation. He has been a member of The Association of Professional Engineers of the Province of Ontario since 1977 and The Association of Professional Engineers Geologists and Geophysicists of Alberta since 1969.

Since 1990, he has been the majority owner of WHMIS, Inc. which specializes in consulting in environmental matters such as hazardous materials and groundwater and oil remediation. He also personally consults in the fields of safety, H2S scavenging, solids remediation and of specialized coatings for specific industrial applications and products. He worked in the nuclear industry from 1972 through 1979 for Atomic Energy of Canada as a safety research and design engineer. From 1979 through 1986 he worked with Global Thermoelectric Power Systems Ltd where he was the director of research and in charge of government liaison and lobbying. From 1986 through 1988 he was the CEO of the Alberta Laser Institute where he supervised its development until he started personally consulting through 1989.

Board of Directors

Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of stockholders, or until the successors are elected and qualified. Currently we have five directors. Our by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. There are no familial relationships between any of the executive officers and directors. Our officers devote their full time to the business of the Company.

Board Committees

The Board of Directors has not established an audit committee or a compensation committee. The Board establishes guidelines and standards relating to the determination of executive compensation and compensation for our other employees.

The Board of Directors has established a Scientific Advisory Board with three members. The Scientific Advisory Board is responsible for directing our research and development, and management of the existing technology that is part of our product line.

The  Board  of  Directors  recommends  independent  auditors,  reviews  internal financial information, reviews audit reports and management letters, participates in the determination of the adequacy of the internal accounting control system, reviews the results of audits with independent auditors, oversees quarterly and yearly reporting, and is responsible for policies, procedures, and other matters relating to business integrity, ethics and conflicts of interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; (iii) by all of our officers and directors as a group; and (iv) by all other restricted security holders whose shares are not being registered as part of this registration statement:

                                November 1, 2004
                                ---------------

                      Name and Address                   Number        Percentage
Title of Class (1)    of Beneficial Owner              of Shares        Of Class
------------------    -------------------            -------------    ------------

Common Stock          Patrick J. Cochran               2,000,000         32.5%
                      36 Fountain Creek Drive
                      Sherwood Park, Alberta
                      T8B 1C9

Common Stock          Fred Dornan                      2,000,000         32.5%
                      52476 Range-Road 225
                      Sherwood Park, Alberta
                      T8B 1C9

Common Stock          Terry Dingwall                     500,000          8.1%
                      Box 39
                      Rocky Rapids, Alberta
                      T0E 1Z0

Common Stock          Dumitru Fetcu                      375,000          6.1%
                      STR. Bisericii Romane # 27
                      Brasov, Romania

All officers and affiliates as a group                 4,875,000         79.3%

Preferred Stock       Ron Foster (1)                   2,160,010         26.5%
                      41 N. Mojave Rd.
                      Las Vegas, NV. 89101

Preferred Stock       Dr. Hyunik Yang (2)              4,200,000         51.5%
                      1271 Sa 1 Dong
                      An San City
                      Kyungki Do
                      Republic of South Korea
                      425-791

Preferred Stock       Hyunsuk Chai (3)                 1,800,000         22.1%
                      Tower Palace Apt. E-1904
                      467-17 Dogok-Dong, Gangnam-Gu
                      Seoul, South Korea

All Preferred Shares have the right to convert into common stock on a one for one basis.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. To the best knowledge of the Company, each of the beneficial owners listed herein has direct ownership of and sole voting power and investment power with respect to the shares of our common stock, except as set forth herein.

(1) In the event that Mr. Foster converted all of his preferred shares into common shares he would own 2,160,010 common shares or 26.0% of the class of common shares.

(2) In the event that Mr. Yang converted all of his preferred shares into common shares he would own 4,200,000 common shares or 40.6% of the class of common shares.

(3) In the event that Mr. Chai converted all of his preferred shares into common shares he would own 1,800,000 common shares or 22.6% of the class of common shares.

DESCRIPTION OF SECURITIES

General
-------

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 6,147,330 shares of common stock and 8,160,000 shares of preferred stock were outstanding. Transfer Online, Inc. at 317 SW Alder St., 2nd Floor, Portland Oregon, 97204 serves as our transfer agent.

COMMON STOCK

We are authorized to issue 75,000,000 shares of our common stock, $0.001 par value, of which 6,147,330 are issued and outstanding as of the date of this prospectus. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders and the shareholders do not have cumulative voting rights.

Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders. None of our common stock holders have any preemptive rights.

PREFERRED STOCK

The board of directors has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. There are 8,160,000 shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

COMMON STOCK OPTION PLAN

We have adopted our 2004 Incentive and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes us to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan relates to a total of 2,500,000 shares of common stock. Options relating to 91,000 shares have been issued and are outstanding and all are presently exercisable expiring between from January 11, 2009 to June 29, 2009. Any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

The Plan requires that the exercise prices of options granted must be at least equal to the fair market value of a share of common stock on the date of grant, provided that for incentive options if an employee owns more than 10% of our outstanding common stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of our common stock on the date of grant, and the maximum term of such option may be no longer than two and one-half years. The aggregate fair market value of common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in our common or preferred stock.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated as Innovative Energy Solutions, Inc., "IESI Nevada", on December 5, 2003 in the state of Nevada as a start-up company, for the purpose of becoming a diversified, full-service energy company. We are in good standing and there are 75,000,000 authorized common shares and 10,000,000 authorized preferred shares. We currently have three business divisions: the Hydrogen Generation division, the Heat Generation division and the Heat Pipe division which includes the Waste Heat Recovery division.

Since our inception we raised $3,761,410 in short-term demand notes of which $1,164,500 was paid back to 14 Note-holders during October 2004. As of September 30, 2004 we had issued 8,160,000 preferred shares and 6,147,330 common shares and had entered into some material transactions which are detailed in our MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION within our Results of Operation section.

As a result of our material transactions we acquired the following:

  (1) An 80,000 square foot building and 18.7 acres of land in Piedmont, Alabama.

  (2)   Two patents comprising our Hydrogen Generation Technology.

  (3)   Eleven patents comprising our Heat Pipe Technology.

  (4)   Intellectual property for oil refining and hydrogen generation

  (5) An Exclusive Distribution Agreement to sell Heat Pipe Heat Exchangers which we acquire directly from a Korean manufacturer.

We also entered into four, five year, employment contracts requiring us to pay $53,750 a month and two, three year, employment contracts requiring us to pay $10,000 a month.

Business Description

Industry Background

Our business is to offer cost savings to targeted industries by implementing applications of our Hydrogen or Heat Pipe Technologies. We believe that our technologies can recapture hydrogen or heat as by-products more efficiently than current applications used in certain industries. We have identified oil and gas refineries and fertilizer plants as our initial potential customers.

1. HYDROGEN PRODUCTION

In refineries, hydrogen is produced as a by-product of naphtha reforming, and any supplemental hydrogen is produced from steam reforming of natural gas. The chemical industry also uses hydrogen, mostly to manufacture ammonia and other nitrogen-based fertilizers. Hydrogen for the chemical industry is also produced from steam reforming of natural gas, although some chemical plants use coal gasification (i.e., partial oxidation) to produce hydrogen. According to the U.S. Department of Energy, most modern applications for capturing by-products do not run off pure hydrogen, but a mix of natural gas, methanol and gasoline. In total, about 95 percent of U.S. hydrogen production for supplemental refinery needs and the chemical industry is produced from natural gas using steam reforming technology.

In the chemical industry, a vast quantity of hydrogen is produced annually as a by-product of its processes which also produce chlorine, acetylene and cyanide. The purity of the products range between 60-95% pure. Due to lack of consumers much of the hydrogen produced is used in heating or burnt off . Chlorine is produced by the electrolysis of brine to create chlorine, caustic soda and hydrogen in a mercury fuel cell. Currently worldwide, one million tons of hydrogen is produced through electrolysis of which 0.03 million tons are produced in Britain. However, the process does leave the hydrogen contaminated with caustic soda and mercury which have to be removed. Despite this, the hydrogen is at least 95% pure before being cleaned of impurities. Once clean, the hydrogen can achieve purities of 99.9%. The chlorine and hydrogen must be kept separate as both are highly explosive and approximately 15% of the hydrogen produced is vented.

The common used method domestically for hydrogen production is Steam Methane Reforming, "SMR". Popular methods in other parts of the world are Gasification, Pyrolysis and Electrolysis.

SMR accounts for approximately 95% of the hydrogen produced in the U.S.A. Operating costs are largely dependant upon the volatile price of natural gas. SMR is one of the simplest and most economical routes to producing hydrogen. SMR hydrogen production is usually carried out on a packed bed reactor and is a four-stage process. Feedstock purification is followed by steam reforming, in which the natural gas and superheated steam are passed over a catalyst typically at 850 - 900(0)C. The carbon is oxidized to carbon monoxide and the hydrogen is released. The carbon monoxide then undergoes `water-gas shift' where it reacts with the steam to produce hydrogen and carbon dioxide. Purification of hydrogen is the last step in the process most commonly in a pressure swing absorption
(PSA) plant. The steam reformation process is a highly endothermic reaction and the conversion requires high temperature, steam and a highly active nickel catalyst. The conversion reduces as the pressure is increased in most cases. In addition, large amounts of carbon dioxide are formed in the furnace combustion process and usually vented into the atmosphere. If carbon dioxide levels are to be reduced then this technology must be coupled with carbon sequestration. It is estimated that carbon dioxide sequestration will increase costs by 20-30%. The conversion efficiencies in this system can reach 65% - 75% in large production plants.

Gasification and Partial Oxidation, "POX", are very similar in their process which is becoming increasingly popular, and one of the oldest methods of producing hydrogen. The feedstock is usually heated to 1400(0)C in the presence of air or oxygen causing decomposition and producing hydrogen, carbon monoxide and residue. This process is then followed by shift reaction. This method of hydrogen production can use any form of hydrocarbon feedstock providing it can be compressed or pumped. It involves partial oxidation and shift conversion followed by cleaning of the hydrogen.

The drawback of POX is that it requires expensive pure oxygen. The conversion of the POX system is approximately 50% efficient in large production plants. It is common for coal to be ground and mixed with water to create a sludge/slurry before Gasification using pure oxygen, the result is syngas, which needs to be quenched and scrubbed of soot. To reduce emissions, CO2 capture could be used, estimated to add 25 - 30% to the cost of production. However for a CO2 neutral process, biomass is a potential feedstock in the production of renewable hydrogen.

Pyrolysis was developed by Kvaerner in Sweden as the Kvaerner carbon black and hydrogen process using an industrial scale plasma reactor. This is the only method that does not produce carbon dioxide providing the material is decomposed at high enough temperatures in the absence of oxygen. The added value to hydrogen produced is the carbon black. The carbon black can be sold to companies who use it in their products (e.g. paint, ink, rubber, tire, batteries, dyes and plastics) making the overall process more economical. For example, if methane were "cracked" in the presence of carbon soot or graphite (the catalyst) at high temperature, the resulting emissions and byproducts would be hydrogen and carbon black which could be sequestered or sold.

The electrolysis of water using any renewable energy that produces electricity (such as solar, wind or tidal) can be used to generate hydrogen sustainably. Electrolysis is 70% - 75% efficient in large production plants and by increasing the temperature it is possible to increase the efficiency of the electrolysis of water to 88% - 95%. The Lawrence Livermore Laboratory is currently carrying out work in this area.

Water can be changed into hydrogen and oxygen using an electrolyser. Electrolyser technology is well developed and works by disassociating water into diatomical molecules. Electrolysis is the cleanest reaction for producing hydrogen. There is a range of electrolyser products on the market; of these, the two that seem to be most promising are the liquid alkaline electrolyser and the Proton Exchange Membrane (PEM) electrolyser. The liquid alkaline electrolyser is the preferred electrolyser at this time especially for large-scale producers. The technology is easily scaled up and is easier to thermally manage due to the movement of the liquid in the cells. While the proton exchange membrane is considered the long-term option, currently it is ideal for small to medium size applications such as home or vehicle use.

The production of hydrogen through the electrolysis of hydrogen bromide requires half the voltage of that required to electrolyze water. The reaction to extract the hydrogen is also reversible. The splitting of hydrogen bromide can be promoted by heat and light.

2. HEAT PIPES

A heat pipe is a simple device that can quickly transfer heat from one point to another. They are often referred to as the "superconductors" of heat as they possess an extra- ordinary heat transfer capacity and rate with almost no heat loss.

The idea of heat pipes was first suggested by R.S.Gaugler in 1942. However, it was not until 1962, when G.M.Grover invented it that its remarkable properties were appreciated and serious development began.

A heat pipe is comprised of three basic components:

1.  A hermetically sealed evacuated tube

2.  A mesh or sintered powder wick

3.  A working fluid in both the liquid and vapor phase.

A Heat Pipe functions when one end of the tube is heated and the liquid within the tube turns to vapor; thus, absorbing the latent heat of vaporization. Then, the hot vapor flows to the colder end of the tube where it condenses and gives out the latent heat. The re-condensed liquid then flows back through the wick to the hot end of the tube. Since the latent heat of evaporation is usually very large, considerable quantities of heat can be transported with a very small temperature difference from one end to the other.

The function of the tube is to isolate the working fluid from the outside environment. It has to therefore be leak-proof, maintain the pressure differential across its walls, and enable transfer of heat to take place from and into the working fluid. The material should be non-porous to prevent the diffusion of vapor. A high thermal conductivity ensures minimum temperature drop between the heat source and the wick.

The purpose of the wick is to generate capillary pressure to transport the working fluid from the condenser to the evaporator. It must also be able to distribute the liquid around the evaporator section to any area where heat is likely to be received by the heat pipe. Often these two functions require wicks of different forms. The selection of the wick for a heat pipe depends on many factors, several of which are closely linked to the properties of the working fluid. The most common types of wicks that are used are as follows:

  1.    The  Sintered  Powder  Wick  will  provide  high  power  handling,   low
        temperature radients and high capillary forces for anti-gravity applications. Very tight bends in the heat pipe can be achieved with this type of structure.

  2. The Grooved Tube Wick is a small capillary driving force generated by the axial grooves for adequate low power heat pipes when operated horizontally, or with gravity assistance. The tube can be readily bent. When used in conjunction with screen mesh, the performance can be considerably enhanced.

  3. The Screen Mesh Wick is used in the majority of the products and provides readily variable characteristics in terms of power transport and orientation sensitivity, according to the number of layers and mesh counts used.

A first consideration in the identification of a suitable working fluid is the operating vapor temperature range. Within the approximate temperature band, several possible working fluids may exist, and a variety of characteristics must be examined in order to determine the most acceptable of these fluids for the application considered. The prime requirements are:

1.  Compatibility with wick and wall materials

2.  Good thermal stability

3.  Wet-ability of wick and wall materials

4.  Vapor pressure not too high or low over the operating temperature range

5.  High latent heat

6.  High thermal conductivity

7.  Low liquid and vapor viscosities

8.  High surface tension

9.  Acceptable freezing or pour point

The selection of the working fluid must also be based on thermodynamic considerations which are concerned with the various limitations to heat flow occurring within the heat pipe like, viscous, sonic, capillary, entrainment and nucleate boiling levels.

In heat pipe design, a high value of surface tension is desirable in order to enable the heat pipe to operate against gravity and to generate a high capillary driving force. In addition to high surface tension, it is necessary for the working fluid to wet the wick and the container material i.e. contact angle should be zero or very small.

The vapor pressure over the operating temperature range must be sufficiently great to avoid high vapor velocities, which tend to setup large temperature gradient and cause flow instabilities. A high latent heat of vaporization is desirable in order to transfer large amounts of heat with minimum fluid flow, and hence to maintain low pressure drops within the heat pipe.

The thermal conductivity of the working fluid should preferably be high in order to minimize the radial temperature gradient and to reduce the possibility of nucleate boiling at the wick or wall surface. The resistance to fluid flow will be minimized by choosing fluids with low values of vapor and liquid viscosities. Common fluids used in temperatures ranging from zero to 130 degrees centigrade would be acetone and methanol. Fluids commonly used in temperatures from 1,000 to 2,300 degrees centigrade are lithium and silver.

Application of Heat Pipe technology can be as pervasive as inventors can retrofit the basic technology to any given situation. A few applications where Heat Pipe technology has been successfully used has been in spacecraft, electrical components, thawing permafrost during pipeline construction and high temperature furnaces.

Principal Products

1. HYDROGEN PRODUCTION

Our technology allows for the delivery of high purity hydrogen directly to a compressor without the usual requirements for membranes or dryers. The capital costs to facilitate production are significantly less than SMR.

Unlike SMR, our hydrogen-producing technology does not require a fossil fuel source such as natural gas. It uses water as the fuel source for the production of hydrogen. Only small amounts of electricity are required as part of the process.

A detailed description of how our technology will work in a prototype unit is explained in our PCT Patent No. KR2003/002395.

On September 13, 2004, we acquired intellectual property from an individual pertaining to deep oil refining and a compatible hydrogen generation technology for 50,000 restricted common shares valued at $200,000. The intellectual property has documented processes to remove contaminants from crude oil at costs less than that currently experienced in the oil industry. We plan to patent these technologies and then create demonstration units to facilitate a marketing plan.

2. WASTE HEAT RECOVERY HEAT PIPES

Our patented heat pipe technology recovers the waste heat from flue gases now vanishing into the atmosphere and converts them into useable energy. This is why we have targeted oil refineries, paper mills and steel mills and other potential customers. Our patents enable us to custom design applications for each client depending on their budget and technical objectives.

Energy generation can be achieved by capturing waste heat. High temperature waste heat can be converted to steam to drive a standard steam-driven electrical generator. In many cases, this can even eliminate the customer's reliance on purchased electrical power; and any excess electricity created may then be sold into an energy-distribution system, or grid.

The recovered heat can be utilized in several different applications depending on process requirements. A few examples are, heat for buildings, the pre-heating of combustion air, preheating of water, and heat converted to steam to power a standard steam-driven electrical generator. All of these processes reduce boiler and/or burner run-time which save money.

3. HEAT PIPE HEAT EXCHANGER

We have an Exclusive Distributorship Agreement ("Agreement"), with Sun woo Energy Technology Inc. and Koo Hyo Hwea who is the owner and inventor of the Heat Pipe Heat Exchanger, "HPHE" to sell the HPHE in the American continent. The HPHE can be applied anywhere waste exhaust gas heat is an operating cost concern and has specific application for domestic use on hot water heaters, furnaces, woodstoves, fireplaces and swimming pool heaters.

The HPHE is divided into two sections, evaporation and condensation. Hot waste exhaust air from a heating system flows into the evaporation section of exchanger. Simultaneously, fresh air is drawn into the condensation section by a motor fan. As exhaust air passes through a heat pipe in the evaporation section, exhaust heat energy is absorbed as working fluid in the heat pipe and then vaporizes. The absorbed heat is released into a fresh air supply in the condensation section. The vapor condenses back into the fluid and flows down into evaporation section by the gravity. Heated fresh air is collected for desired usages. Un-recovered heat is emitted as exhaust gas from the evaporation section.

Sun woo Energy Technology Inc. was founded two decades ago and is owned by Hyo Hwea Koo in South Korea. Hyo Hwea invented innovative heat pipe technology and applied the technology to several energy-saving products and successfully commercialized them in Korea. His customer base for many years have been greenhouse growers in Korea that have been benefited from being able to reduce their heating costs. In 2002, Sun woo Energy Technology Ltd. sold over 2,000 units of heat pipe heat exchangers in Korea. The Ministry of Agriculture in Korea recognizes performance and energy saving efficiency of the products, and subsidizes the purchase of heat pipe heat exchanger by 50 to 80% for agricultural industry customers. Also, the Korea Housing Corporation approved the installation of heat pipe floor heating system to its subsidized apartments and condominium complexes.

Tests on the HPHE performed by the National Agricultural Mechanization Research Institute in Korea (KIST) have indicated a heat recovery efficiency of approximately 85% which has generally translated into a 15% savings in heating costs.

Distribution Methods

1. HYDROGEN PRODUCTION

When our prototype units have been proven we will be seeking out traditional high volume users of hydrogen such as refiners and fertilizer plants. We will negotiate long-term contracts for hydrogen which will offer significant savings to these end users. Our prospective clients will receive invitations to see first hand the prototype units in operation.

We plan to negotiate license agreements with ongoing royalties by geographic regions. It is not contemplated that we will sell any of our technologies but will focus on the selling of licenses and entering into long-term contracts for the supply of hydrogen. By providing hydrogen at lower costs than today's conventional means we may be able to stimulate economic activity that was previously cost prohibitive.

2. HEAT GENERATION, HYDROGEN GENERATION AND HEAT PIPE TECHNOLOGY

Our initial focus will be on serving the needs of heavy industry in the refining and Petro-chemical industries. These are industries which are known for being high users of energy and creating vast amounts of waste heat.

From a geographic standpoint we will initially focus on Alberta, Canada. Alberta is currently experiencing high levels of economic growth and is expected to outpace its national average for years to come. In addition, Alberta is Canada's leader in terms of the oil and gas industry which stands to benefit a great deal from the Company's heat pipe technology, heat generation and hydrogen generation technology.

We are preparing marketing materials and an informative website to develop leads to the key players in our targeted industries. We plan to attend technical trade shows across the U.S.A to increase the awareness of our technology. Our advertising program will plan to implement the printing of ads in appropriate publications. Our management will also liaise with government environmental agencies to expound the benefits of our heat pipe technology and its positive impact on energy conservation and greenhouse gases.

In addition to sales we believe that there are opportunities for us to license our heat pipe technology. The boiler market represents an opportunity for our heat pipe technology to have an immediate impact. The size of the boiler market is immense with annual sales well in excess of $20 billion in North America. We plan to negotiate with the major boiler manufacturers to carry a line of our product. This could allow us to take advantage of the existing sales infrastructure and distribution networks that these manufacturers already have in place. Other areas of the market which we plan to aggressively try to license include the in-floor heating market and ramp heating. Construction companies specializing in these fields will also be targeted and presented with licensing opportunities.

3. HEAT PIPE EXCHANGER

We plan to act in the capacity of a distributor and market the Heat Pipe Heat Exchanger units to retailers of home products and home repair stores. We are currently preparing our marketing materials and will begin soliciting retailers once our marketing materials are completed.

Status of Prototype Products and Inventory

1. Hydrogen Production

On September 7, 2004 we paid $250,817 to HY-EN Research Ltd. to build a Hydrogen Generation demonstration unit for demonstration. When we receive the unit, we plan to demonstrate it to large energy companies in Canada that have already expressed serious interest in observing the working model. We expect to receive the unit prior to December 31, 2004.

2. Heat Generation

We plan to sell energy in various forms and this energy is generated from our heat generation units: These units generate steam that can be used for process steam in industrial plants, in addition this same steam can be used for generating electricity on a large scale, that is when this steam is introduced via a turbine and generator assembly we generate electricity. The same heat generator can used to generate hot water for the purpose of heating large commercial buildings and or high-rise buildings.

3.Heat Pipe Exchanger

On May 10, 2004 we entered into an Exclusive Distributorship Agreement with Sun woo Energy Technology, Inc., "Sun woo", to purchase 1,000 Heat Pipe Heat Exchangers by May 10, 2005 and to pay $4,000 Canadian dollars a month starting in May 2004 for 24 months for the distributor fee.

As of September 30, 2004, we purchased from Sun woo 200 Heat Pipe Heat Exchangers for domestic application for $23,253 and paid the distributor fees for May and June totaling $ 6,160. These Heat Pipe Heat Exchangers are considered inventory and are ready for sale.

We intend to sell the Heat Pipe Heat Exchangers at twice our cost to retailers that will ultimately sell the units to homeowners that could apply them to their hot water heaters, fireplaces, wood stoves or furnaces.

Competition

1. Hydrogen Production

Most of the hydrogen produced today is consumed on site, such as at oil refineries, and is not sold on the open market. For large-scale production, hydrogen generally costs $0.32/lb if consumed on site. This cost is rising dramatically because of the rising cost of natural gas. When hydrogen is sold on the market, the cost of liquefying the hydrogen and transporting it to the user must be added to the production cost. The cost of transportation can increase the selling price to $1.00-1.40/lb for delivered liquid hydrogen. Some users who require relatively small amounts of very pure hydrogen may use electrolysis to produce high-purity hydrogen at their facilities. The cost of this hydrogen, which depends on the cost of the electricity used to split the water, is typically $1.00-$2.00/lb.

In view of these various methods of extracting and using hydrogen, our technology is proprietary and not used by any known competitor. We believe this will enable us to market the production of cost efficient hydrogen. Our technology will allow for the delivery of pure hydrogen directly to a compressor without the requirements for membranes or dryers and pressure swing absorbers
(PSA). The capital costs to facilitate production are 80% less than steam methane reforming, which now produces over 90% of the current world supply of hydrogen.

2. Waste heat recovery

To date, we have been unable to identify a competitor that is marketing heat pipe for recovery of heat in industrial processes. Several companies are in the business of selling traditional economizers but these products cannot achieve the increase in temperatures, nor the efficiency that is experienced with the Company's heat pipe technology.

We believe that we will be successful by confining our target market to the oil refining and the Urea Ammonia fertilizer industries.

3. Heat Pipe Heat Exchanger

Our assessment of competitive products to the Heat Pipe Heat Exchanger has not been completed because we are still preparing our marketing materials and planning our distribution methods. We plan to initially concentrate our marketing efforts in Canada where we believe the competitive markets will vary significantly depending on the availability of competitive products and the need for them.

Manufacturing

We have not yet completed our manufacturing plan for our Hydrogen and Heat Generation Technologies. Once our demonstration models are received we plan to demonstrate their operations to potential buyers. It may be possible that potential customers may enter into a joint venture with us for the manufacturing of the units.

Heat Pipe Heat Exchanger

Sun woo Energy Technology Inc. is required under its Agreement with us to manufacture and provide us with the HPHE units for us to sell. Sun woo is currently manufacturing and marketing its proprietary line of heat pipe products in Korea.

Customer Dependence

We do not plan for our revenue to be dependent on less than five customers once we are able to manufacture and market our Hydrogen and Heat Generation Technologies, our technologies have world wide applications.

Heat Pipe Heat Exchanger

We have not established a prospective customer base for the Heat Pipe Heat Exchanger because we have not completed our marketing and distribution plan. We anticipate distributing to retail chains; thereby, potentially becoming dependent on a few customers for the majority of the Heat Pipe Heat Exchanger sales.

Patents

1. Hydrogen Technology

   1.   Korean Patent Application No. 10-2002-0026277 "Energy Generating Device"

This patent has only been filed in Korean and has not been translated into English. The patent basically describes how the manufactured prototype Hydrogen Energy unit works.

   2. Korean Patent Application No. 10-2002-0069231 "Apparatus for Generating Hydrogen Gas" Worldwide Patent Cooperation Treaties (PCT) Patent No. KR2003/002395

The apparatus for generating hydrogen gas includes: an operation fluid supply unit for supplying an operation fluid which is water after highly purifying water and pressuring the water with a predetermined pressure; a body having a passage where the operation fluid flows; a dielectric implant for passing the operation fluid through a passage slot and generating an electric impulse with a high potential by a cavitation emission, the dielectric implant implanted in the passage of the body; a separation means for separating ions of the operation fluid based on electric polarities of the ions by supplying a magnetic field to a flow of the operation fluid ionized by the electric impulse; and a collecting means for separately collecting the ions separated by the separation means and obtaining hydrogen gas.

2. Heat Pipe Technology

The following patents are for our Heat Pipe Technology and have only been filed in Romania.

1. Patent No. 117284 "Heat pipes steam generator"

The patent refers to a heat pipe steam generator used for heat recovery from hot exhaust with high ash content. According to the patent the steam generator is made of a casing with a bundle of heat pipes inside. It is only due to the usage of heat pipes that a special trap could be designed to allow separation of ash particles and at the same time to allow the cleaning of the bundle of heat pipes.

2. Patent No. 112313 "Gas to water heat pipe heat exchanger"

The heat pipe heat exchanger is designed for hot water preparation using the exhaust heat from different industrial or domestic boilers. According to the patent the heat exchanger is made of a curved cap where there is the condensation area of the heat pipes bundle, every heat pipe being installed in a tubular plate by means of a special threaded bush, the whole heat pipe bundle being provided in the condensation area with baffles and flow turbulators. The vaporization part of the heat pipe bundle is placed in the exhaust flow by means of a properly designed casing.

3. Patent No. 112312 "Gas to gas heat pipe heat exchanger"

The heat pipe heat exchanger is designed for preheating air using the exhaust heat from different industrial or domestic boilers. According to the patent, the heat exchanger is made of a bundle of heat pipes placed in a properly designed casing and fastened in a tubular plate by means of special pieces.

4. Patent No. 110986 " Procedure and installation for ammonia heat pipe filling"

The patent refers to the procedure and the corresponding installation for ammonia heat pipe manufacture containing vacuum devices, Dewar vessels, heating devices and different valves and tubing's.

5. Patent No. 114038 "Heat pipe, procedure of manufacture and installation to apply the procedure "

The patent refers to a heat pipe, a manufacture procedure and an installation to apply the procedure. The heat pipe is made of a tube having a special cap at one end with a central hole that can be closed by a ball and a screw. After introducing a proper quantity of working fluid inside the tube, the heat pipe is heated in a specially designed oven at a temperature at least equal to the working temperature in order to evacuate air and any other non-condensable gases from the tube.

6. Patent No. 114041 "Centrifugal heat pipe heat exchanger"

The patent refers to a water to gas type of heat pipe heat exchanger used in hot exhaust heat recovery from different industrial ovens. The exchanger is made of a casing having at its superior part a tubular plate which divides the casing into two annular spaces, one for the water flow and the other for the exhaust flow. These two annular spaces contain concentrical rows with heat pipes properly fastened in the tubular plate. Exhaust enters the exchanger on radial direction and leaves it on axial direction. Water enters the exchanger on axial direction, flows through paths created concentrically by means of proper baffles and leaves the exchanger on the same axial direction.

7. Patent No. 114510 "Multitubular heat pipe heat exchanger"

The patent refers to a heat exchanger made of one or several multitubular heat pipes arranged in series or in parallel. The primary fluid is simultaneously brought to all the multitubular heat pipes through a central tube and the secondary fluid is brought to the heat exchanger through a forked tube and successively goes from one multitubular heat pipe to another.

8. Patent No. 114040 "Heat pipe heat exchanger"

The patent refers to a heat exchanger made of two separate units consisting of tubular plates and bundles of heat pipes properly fitted on them. These units are properly put together having a sealing material between the tubular plates.

9. Patent No. 114039 "Multitubular heat pipe"

The patent refers to a multitubular heat pipe designed for the heat exchange between two fluids that must be safely isolated from each other. The multitubular heat pipe is made of a cylindrical casing with a vaporization and a condensation unit on the inside, the two units being separated by some intermediary areas created by a deflector. Vapor coming from the vaporization unit goes to the corresponding intermediary area and, through a central tube, it reaches a distribution space from where it goes back through the bundle of tubes of the condensation unit. The resulting condensate is gathered at the lower part of the condensation unit.

10. Patent No. 114810 "Process and installation for pipe cleaning"

The patent refers to a pipe cleaning installation and process meant for usage in the heat pipe manufacturing. According to the patent, the pipe cleaning installation and process ensure elimination of water and chemicals from the micro-pores of tube wall through washing in alcohol vapor. The flow of all chemicals through the pipes is ensured by vacuum.

11. Patent No. 102341 "Process and installation for heat pipe manufacture"

The patent refers to a process of and an installation for filling and closing aluminum heat pipes. According to the patent, the working fluid is anhydrated through heating before being used for filling the heat pipe. The closing procedure contains special parameters to ensure a perfect sealing of the aluminum filling tube.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We do not depend on any one or a few major customers.

Government Approval, Regulations and Compliance

There are no issues pertaining to Government Approval, Regulations or Compliance with any of the technologies and equipment we build since all the components we use to construct the Company's equipment are already certified by UNDERWRIGHTS LABORATORIES (UL), CANADIAN UNDERWRIGHTS LABORATORIES(CUL), CANADIAN STANDARD ASSOCATION (CSA), AND CENTRELEC (CE)

EMPLOYEES

We do not have any employees; however we have four full-time officers which have employment agreements from July 1, 2004 through June 30, 2009 and two employment agreements with individuals from July 1, 2004 through June 30, 2007. The company also employs six other individuals for ongoing operations of the company.

RESEARCH AND DEVELOPMENT COSTS FOR THE PAST TWO YEARS

NONE

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

BANKRUPTCY

We  have  not  been  involved  in  any   bankruptcy,   receivership  or  similar
proceedings.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet financing arrangements

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements and Associated Risks

Except for historical information contained herein, the matters discussed in this report are forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on our expectation and are subject to a number of risks and uncertainties, including but not limited to factors discussed elsewhere in this prospectus and in other documents filed by us with the Securities and Exchange Commission from time to time. Many of these factors are beyond our control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, occur.

Critical Accounting Policies

Our discussion and analysis of our financial condition and our plan of operation and the results of our operations are based upon our financial statements and the data used to prepare them. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we endeavor and plan to re-evaluate our judgments and estimates including those related to product variables, overhead costs, inventories, long-lived assets, income taxes and contingencies. We base our estimates and judgments on our brief historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions and conditions.

PLAN OF OPERATION

Our business is to offer cost savings to targeted industries by implementing applications of our Hydrogen or Heat Pipe Technologies. We believe that our technologies can generate the lowest cost hydrogen in the world or waste heat recovery as a clean energy by-products more efficiently than current applications used in certain industries. We have identified oil and gas refineries and fertilizer plants as our initial potential customers and we are currently negotiating with some major corporations in those industries.

During May and June of 2004 we acquired two patents comprising our Hydrogen Technology and eleven patents comprising our Heat Pipe Technology. Also during May 2004 we entered into an Exclusive Distributorship Agreement Sun woo to purchase 1,000 Heat Pipe Heat Exchangers. We are currently developing our marketing plan to sell the units to retailers for twice our cost. Their application is for hot water heaters, fireplaces, wood stoves or furnaces.

We plan to sell energy in various forms and this energy is generated from our heat generation units: These units generate steam that can be used for process steam in industrial plants, in addition this same steam can be used for generating electricity on a large scale, that is when this steam is introduced via a turbine and generator assembly we generate electricity. The same heat generator can used to generate hot water for the purpose of heating large commercial buildings and or high-rise buildings. The energy generated from our processes is clean with no emissions or pollution which would create negative impacts for the environment.

In addition to our Hydrogen and Heat Pipe technologies, we plan to lease our oil remediation equipment for $25,000 to $30,000 a month. Our cost for the equipment was $632,478; therefore, we estimate that we will need to lease the equipment for approximately two and one-half years to recover our cost in the equipment.

In the event that we have expressed interest from potential customers to purchase manufactured Hydrogen Generation or Heat Pipe Units to be retrofitted to specification, we may enter into a joint venture with a group of potential customers to manufacture the units in demand. We estimate that we may need approximately $15 million in cash to develop our own manufacturing and marketing divisions if we do not enter into joint ventures.

We do not anticipate any significant future research and production costs because our demonstration units are expected to be received before December 31, 2004.

Our monthly operating costs approximate $275,000 a month. We will need to raise approximately $3 million in cash from debt and or equity financings to meet these monthly obligations over the next twelve months.

We currently have two demonstration units and one commercially viable unit completed for our heat generation technology located in Edmonton, Alberta Canada. We are demonstrating our heat generation units by appointment and plan to lease the commercially viable unit to an end-user for $60,000 a month. The anticipated life of the unit is indeterminable since the only moving parts are the pumps which are estimated to need replacement every five years. The unit is designed to replace a 200 to 400 horse power boiler.

We believe that we will need approximately $5 million to construct an assembly plant in addition to an anticipated $10 million bond from the city of Piedmont, Alabama. Our financing plan is use about an additional $2 million for the marketing and assembly costs to eventually lease units on a unit by unit basis. Once demand for the units is sufficient, we will plan to set up an assembly plant in Piedmont, Alabama. We plan to raise the necessary financing through private equity and debt placements.

We have not assigned a depreciable life to our intellectual property but will evaluate it for impairment annually.

We account for non-monetary asset transactions based upon the fair values of the assets involved. All non-monetary transactions with unaffiliated third parties are valued at arms length. All non-monetary transactions with related parties are valued at the predecessors depreciable cost basis for the asset received.

In the event that we are successful in selling a Hydrogen Generation or Heat Pipe application, our operating costs will increase to meet the demand and we will be required to hire additional skilled administrative and technical persons.

Results of Operations

We were incorporated as Innovative Energy Solutions, Inc., "IESI Nevada", on December 5, 2003 in the state of Nevada as a start-up company, for the purpose of becoming a diversified, full-service energy company. The Company is in good standing and there are 75,000,000 authorized common shares and 10,000,000 authorized preferred shares. We currently have two business divisions: the Hydrogen Generation division, and the Heat Generation division which includes the Waste Heat Recovery division.

On December 21, 2003 we issued 10 shares of our common stock to Ron Foster who became the sole shareholder and director.

On December 22, 2003, the first meeting of the Board of Directors was held in which three additional directors were appointed to serve along with Ron Foster. The directors approved our By-Laws, appointed officers, approved salaries for the officers and approved the 2004 Incentive and Non-Statutory Incentive Stock Option Plan.

Also on December 22, 2003, we held our first annual shareholder meeting with Ron Foster being the sole shareholder. At the shareholder meeting, all four nominated directors were elected until their successors are elected and the 2004 Incentive and Non-Statutory Incentive Stock Option Plan was approved.

On May 5, 2004 we issued 2,160,000 preferred shares to one of our directors and assumed a $1,100,000 debt for 18.7 acres of land consisting of an 80,000 square foot commercial building in Piedmont, Alabama at a deemed value of $4,724,455. We acquired the land because of expressed interest from the city of Piedmont for a $10 million Industrial Development Bond issue to finance a manufacture facility for our heat pipe and hydrogen units.

On May 15, 2004 we authorized the issuance of 6,000,000 restricted common shares to all of the 25 shareholders of Innovative Energy Solutions, Inc, an Alberta, Canada Corporation, and "IESI Canada" and issued a note to IESI Canada for $800,000. On September 22, 2004 we amended the agreement to pay IESI Canada $629,089 in cash instead of $800,000. The transaction was valued at the cost basis of IESI Canada for each transferred item as follows:

(a) A Licensing Agreement dated October 24, 2003 from Hyunik Yang and HY-EN Research Ltd to IESI Canada. These Agreements conveyed the marketing rights to the Hydrogen Technology. IESI Canada's cost for the Licensing Agreement was $986,880.

(b) Memorandum of Understanding & Temporary Licensing Agreement dated May 13, 2004 from Delta-Enviro Tech, Inc. to IESI Canada. These Agreements gave an exclusive marketing agreement to Delta-Enviro Tech, Inc. for the Mid-East Arabic world for both the Heat Pipe and Hydrogen Technology. IESI Canada had no costs attributable to the Agreement.

(c) Licensing Agreement with Intellectual Property Assignments dated September 8, 2003 from Transterm Corporation and Dumitru Fetcu to IESI Canada. These Agreements conveyed ownership of eleven patents and all marketing rights to the Heat Pipe Technology. The written agreement confirmed a previous verbal agreement between IESI Canada and Mr. Fetcu during March of 2004. IESI Canada had issued Mr. Fetcu and Transterm Corporation 375,000 of their common shares which they mutually agreed to a value of $937,500.

(d) Equipment which has its application to cleaning up oil slurry. IESI Canada's cost for the equipment was $629,089.

We subsequently entered into the following agreements:

(a) Exclusive Distributorship Agreement dated May 10, 2004 with Sun woo Energy Technology Inc. and Koo Hyo Hwea to purchase 1,000 Heat Pipe Heat Exchangers annually. The Heat Pipe Heat Exchangers are an essential component necessary to manufacture Heat Pipes.

(b) Exclusive Agent Agreement with David Bednar, an individual, dated May 15, 2004 to market applications for the Hydrogen Technology relating to ammonia and its derivative products that could be used in the fertilizer or explosives industries for five years.

(c) Research and Development and Intellectual Property Assignment Agreement dated June 26, 2004 with Dr. Hyunik Yang which conveyed ownership of the Hydrogen Technology.

(d) Exclusive Licensing Agreement dated June 26, 2004 with WHMIS, Inc. for marketing their environmental remediation technology.

(e) Acquisition of intellectual property for new oil deep refining and hydrogen generation from Evgeny Krasailnikov on September 13, 2004 for 50,000 restricted common shares.

The transaction with IESI Canada was instrumental toward enabling us to acquire the intellectual property rights for the Hydrogen Technology without encumbrances and obligations to any third parties. After having acquired the intellectual property rights on the Hydrogen and Heat Pipe Technologies, we cancelled the October 24, 2003 Licensing Agreement with Hyunik Yang and HY-EN Research Ltd for marketing the Hydrogen Technology and the March 17, 2004 Licensing Agreement with Transterm for marketing the Heat Pipe Technology since these redundantly became our direct responsibility.

Our acquisition on June 26, 2004 was for two patents with the intellectual property and marketing rights which comprised our Hydrogen Generation technology. The intellectual property rights obtained covered North and South America, the Caribbean, Cuba, Scandinavia, Europe (excluding Russia), the Middle East and Africa. The seller of the patents was the inventor, Dr. Hyunik Yank of the Republic of South Korea.

The cost of the patents was $15 million which was paid to the seller with 6 million of our preferred shares valued at $2.50 per share. The preferred shares have a direct lien on the two patents with the intellectual property and marketing rights in the event of the Dissolution, Bankruptcy or Receivership of IESI, Nevada.

On June 18, 2004 the Company entered into an Executive Employment Agreement with Stephen P. Monaco to employ Mr. Monaco in the position of Vice President and Chief Marketing Officer with a salary of $150,000, payable in accordance with the Company's customary payroll practice. On June 21, 2004 the Company entered into an Executive Employment Agreement with Patrick J. Cochrane to employ Mr. Cochrane in the position of Chief Executive Officer with a salary of $180,000, payable in accordance with the Company's customary payroll practice. On June 21, 2004 the Company entered into an Executive Employment Agreement with Terry Dingwall to employ Mr. Dingwall in the position of President with a salary of $150,000, payable in accordance with the Company's customary payroll practice. On June 21, 2004 the Company entered into an Executive Employment Agreement with Ronald C. Foster to employ Mr. Foster in the position of Secretary and Vice president of Business Development with a salary of $165,000, payable in accordance with the Company's customary payroll practice. On July 1, 2004 the Company entered into an Employment Agreement with Trevor Park for one year at a base salary of $60,000 per year. On July 1, 2004 the Company entered into an Employment Agreement with Alain Liberty for one year at a base salary of $60,000 per year.

On September 1, 2004 we entered into a Purchase Agreement with HY-EN Research Ltd. to purchase two heat generators for $90,000 each. We paid for the first heat generator on September 3, 2004 and made a partial payment of $49,073 for the second unit on September 28, 2004. We are obligated to pay the remaining $40,927 on second unit on or before November 15, 2004. We also spent an additional $49,685 on additional parts which will be needed above the contracted cost for the second unit.

On September 7, 2004 we paid $250,817 to HY-EN Research Ltd. to build a Hydrogen Generation demonstration unit for demonstration. When we receive the unit, we plan to demonstrate it to large energy companies in Canada that have already expressed serious interest in observing the working model. We expect to receive the unit prior to December 31, 2004.

On September 13, 2004 we acquired intellectual property for new oil deep refining and hydrogen generation from Evgeny Krasailnikov for 50,000 restricted common shares valued at $4.00 per common share. We intend to obtain PCT patents on the technologies and subsequently raise sufficient capital to build a demonstrator unit for the oil refining technology. The hydrogen generation technology will be used to enhance the current hydrogen technology owned by us.

Liquidity

Since our inception, we raised $3,761,410 in cash from short term notes that are payable on demand with interest at 3% per annum. On October 13, 2004 we repaid 14 Note-holders their principal without interest in the amount of $1,164,500.

As of September 30, 2004 we used $2,146,810 of our debt proceeds from the Note-holders as detailed in the USE OF PROCEEDS section of this Prospectus.

At the end of the quarter ended September 30 2004, the Company had not realized any revenue whatsoever from sales and had $1,614,626 in cash with negative working capital of $2,909,368.

The following should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

DESCRIPTION OF PROPERTY

The Company also owns an 80,000 square foot building on 18.7 acres of land at 376 Alabama Highway 278 Bypass in Piedmont, Alabama 36272. The building is encumbered with a $1.1 million note to a director which due in one balloon payment on or before April 1, 2005 with accrued interest at 3% per annum.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 5, 2004 we issued 2,160,000 preferred shares to Ron Foster, an officer and director and issued a $1,100,000 note to Mr. Foster for 18.7 acres of land consisting of an 80,000 square foot commercial building in Piedmont, Alabama at a deemed value of $4,724,455. The transaction was valued at the seller's depreciated cost basis. The preferred stock issued was valued at $3,624,455 because the Company's accounting policy for valuing non-monetary transactions with a related party required the transaction be valued at the predecessors depreciable cost basis. We acquired the land because of expressed interest from the city of Piedmont for a $10 million Industrial Development Bond issue to finance a manufacture facility for our heat pipe and hydrogen units.

On May 15, 2004 we authorized the issuance of 6,000,000 restricted common shares to all of the 25 shareholders of Innovative Energy Solutions, Inc, an Alberta, Canada Corporation, and "IESI Canada" and issued a note to IESI Canada for $800,000. On September 22, 2004 we amended the agreement to pay IESI Canada $629,089 in cash instead of $800,000.

Three of our directors received 75% of the issued shares or 4,500,000 restricted common shares of the total 6,000,000 restricted shares issued as follows:

   NAME                           Number of Shares

Patrick J. Cochrane                       2,000,000
Fred Dornan                               2,000,000
Terry Dingwall                              500,000

The acquired assets were valued at the cost basis of IESI Canada and allocated as follows:

Patents for Heat Pipe Technology                           $   937,500
Licensing Agreement for Hydrogen Technology                    986,880
Oil Reclamation Equipment                                      632,478
                                                           -----------
TOTAL                                                      $ 2,556,858

On June 18, 2004 we entered into an Executive  Employment Agreement with Stephen
P. Monaco to employ Mr. Monaco in the position of Vice President and Chief Marketing Officer with a salary of $150,000, payable in accordance with our customary payroll practice.

On June 21, 2004 we entered into an Executive  Employment Agreement with Patrick
J. Cochrane to employ Mr. Cochrane in the position of Chief Executive Officer with a salary of $180,000, payable in accordance with our customary payroll practice.

On June 21, 2004 we entered into an Executive Employment Agreement with Terry Dingwall to employ Mr. Dingwall in the position of President with a salary of $150,000, payable in accordance with our customary payroll practice.

On June 21, 2004 we entered into an Executive  Employment  Agreement with Ronald
C. Foster to employ Mr. Foster in the position of Secretary and Vice president of Business Development with a salary of $165,000, payable in accordance with our customary payroll practice.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established public market for our common stock. [See Footnote 2 to the Calculation of Registration Fee Table]. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop or, if developed, will be sustained.

DIVIDEND POLICY

We have not declared any dividends since our inception and we do not plan to issue dividends in the foreseeable future. We are a development stage company which plans to reinvest any profits that we may receive into future operations.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors are currently not compensated for serving on our Board of Directors.

All officers were not compensated prior to July 1, 2004. On July 1, 2004 we entered into employment contracts with all of our officers.

The following table sets forth the compensation we paid for services to our officers from inception December 5, 2003 through September 30, 2004:

                                               SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------
Annual Compensation                            Long-Term Compensation
---------------------                          ----------------------
Awards     Payouts
---------------------
                                                                                   Securities
Name and                                                              Other        Underlying
Principal                                                            Annual         Options/      LTIP       All Other
Position                    Year      Salary($)      Bonus($)    Compensation(#)    SARs (#)     Payouts    Compensation
------------------------------------------------------------------------------------------------------------------------
Patrick Cochrane (1)        2004      $ 45,000          -               -              -            -            -
CEO and
Director

Terry Dingwall (2)          2004      $ 37,500          -               -              -            -            -
President and
Director

Ron Foster (3)              2004      $ 41,250          -               -              -            -            -
Vice President of
Business Development and
Director

Stephen Monaco (4)          2004      $ 37,500          -               -              -            -            -
Vice President of
Marketing

(1) Mr. Cochrane has an Employment Agreement for $15,000 a month from July 1, 2004 through June 30, 2009.

(2) Mr. Dingwall has an Employment Agreement for $12,500 a month from July 1, 2004 through June 30, 2009.

(3) Mr. Foster has an Employment Agreement for $13,750 a month from July 1, 2004 through June 30, 2009.

(4) Mr. Monaco has an Employment Agreement for $12,500 a month from July 1, 2004 through June 30, 2009.

There are no annuity, pension or retirement benefits currently proposed to be paid to Officers, Directors, or employees in the event of retirement at normal retirement date pursuant to any existing plan provided by the Registrant.

We have a stock option plan in place.

                                   Equity Compensation Plan Information
                                   ------------------------------------

      Plan Category             Number of Securities to       Weighted average      Number of securities
                               be issued upon exercise of    exercise price of     remaining available for
                                  outstanding options,      outstanding options,       future issuance
                                  warrants and rights       warrants and rights
                                          (a)                       (b)                      (c)
----------------------------   --------------------------   --------------------   -----------------------
Equity compensation plans                91,000                    $ 2.50                 2,409,000
approved by security holders

Equity compensation plans                 none
not approved by security
holders

(a) Options are issued to consultants expiring between January 11, 2009 through June 29, 2009.

(b) All outstanding issued options have a strike price at $2.50 per share.

(c) The Company's stock option plan is authorized to issue 2,500,000 shares.

The following table sets forth certain information concerning grants of non-plan options to the Named Executive Officers during the period from inception (December 5, 2003) to September 30, 2004:

                  OPTION GRANTS FOR PERIOD ENDED SEPTEMBER 30, 2004

                                                  Individual Grants
                                  Number of          Percent of
                                 Securities         Total Options
                                 Underlying            granted        Exercise or
                               Options Granted      to Employees      Base Price    Expiration
Name                             (shares)(a)       in Fiscal Year      ($/share)       Date
----------------------------------------------------------------------------------------------

Patrick Cochrane                      0                   -                -            -
CEO and
Director

Terry Dingwall                        0                   -                -            -
President and
Director

Ronald Foster                         0                   -                -            -
Vice President of
Business Development
Director

Stephen Monaco                        0                   -                -            -
Vice President of Marketing

Fred Dornan                           0                   -                -            -
Director

(a) No options have been granted to any of our officers or directors from inception through September 30, 2004.

SHARES ELIGIBLE FOR FUTURE SALE.

Upon completion of the offering, we will have 941,604 shares of common stock outstanding and eligible for future sale. A current shareholder who is an "affiliate" which is defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Innovative Energy Solutions, Inc., will be required to comply with the resale limitations of Rule 144.

Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for Innovative Energy Solutions, Inc. by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

IESI Nevada's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

The financial  statements of Innovative  Energy  Solutions,  Inc. as of June 30,
2004 , included in this prospectus have been audited by Epstein, Weber and Conover independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is Transfer Online, Inc. located at 317 SW Alder Street, 2nd Floor in Portland, Oregon 97504. Their phone number is 503-227-2950 and fax number is 503-227-6874.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no change of, nor disagreement with, our independent registered public accounting firm since our inception.9

                             ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

                         PART II - FINANCIAL STATEMENTS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Innovative Energy Solutions, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of Innovative Energy Solutions, Inc. and Subsidiary (a development stage company) as of June 30, 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from December 5, 2003 (date of inception) to June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Energy Solutions, Inc. and Subsidiary (a development stage company) as of June 30, 2004, and the results of its operations and cash flows from December 5, 2003 (date of inception) to June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company continues to incur significant operating losses, but continues to raise capital to fund operations and is in the process of attempting to acquire additional assets which will generate sales volume with operating margins sufficient to achieve profitability. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ Epstein, Weber & Conover, PLC
    Scottsdale, Arizona
    October 22, 2004

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2004

                                     ASSETS

CURRENT ASSETS
 Cash                                                              $  1,192,970

 Accounts receivable, stockholder                                         5,921

 Advances due from related entity                                       161,000

 Prepaid expenses                                                        70,750
                                                                   ------------

  Total current assets                                                1,430,641

PROPERTY AND EQUIPMENT

 Land, building and equipment, net                                    5,312,287

OTHER ASSETS

 Intellectual property                                               16,924,380
                                                                   ------------

  Total assets                                                     $ 23,667,308
                                                                   ============

                       LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                                  $      8,849
 Accrued interest                                                        16,933
 Loan payable, related entity                                           167,906

 Note payable, stockholder                                            1,100,000

 Notes payable, third parties                                         2,167,385
                                                                   ------------

  Total current liabilities                                           3,461,073
                                                                   ------------

STOCKHOLDERS' EQUITY

 Preferred stock, $.001 par value, 10,000,000 shares                      8,160
  authorized,  8,160,000 issued and outstanding
 Common stock, $.001 par value, 75,000,000 shares                         6,000
  authorized, 6,000,010 issued and outstanding

 Additional paid-in capital                                          20,371,972
 Deficit accumulated during development stage                          (179,897)
                                                                   ------------

  Total stockholders' equity                                         20,206,235
                                                                   ------------

  Total liabilities and stockholders' equity                       $ 23,667,308
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
               FROM DECEMBER 5, 2003 (INCEPTION) TO JUNE 30, 2004

OPERATING EXPENSES
 Legal and accounting                                              $     48,229
 Consulting                                                              16,275
 Depreciation                                                            44,646
  Other                                                                  53,814
                                                                   ------------
  Total operating expenses                                              162,964
                                                                   ------------

Net loss from operations                                               (162,964)

OTHER EXPENSE
 Interest expense                                                        16,933
                                                                   ------------

Net loss                                                           $   (179,897)
                                                                   ============

NET LOSS PER SHARE:
 Basic and diluted                                                 $      (0.12)
                                                                   ============

WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic and diluted                                                    1,445,036
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
               FROM DECEMBER 5, 2003 (INCEPTION) TO JUNE 30, 2004

                                                                                                     Deficit
                                                                                                   Accumulated
                                      Preferred Stock           Common Stock         Additional      During          Total
                                   ----------------------   ---------------------     Paid-In      Development   Stockholders'
                                     Shares      Amount      Shares      Amount       Capital         Stage         Equity
                                   ----------   ---------   ---------   ---------   ------------   -----------   -------------

Issuance of common stock                    -    $      0          10   $       0   $         25   $         0   $          25
 on December 21, 2003

Issuance of preferred stock         2,160,000       2,160           -           -      3,622,295             0       3,624,455
 on March 24, 2004

Issuance of common stock                    -           -   6,000,000       6,000      1,750,857             0       1,756,857
 on May 15, 2004

Issuance of preferred stock         6,000,000       6,000           -           -     14,994,000             0      15,000,000
 on June 26, 2004

Issuance of stock options                   -           -           -           -          4,795             0           4,795

Net loss for the period                     -           -           -           -              0      (179,897)       (179,897)
 ended June 30, 2004                        -           -           -           -              0                             0
                                   ----------   ---------   ---------   ---------   ------------   -----------   -------------

Balances as of June 30, 2004        8,160,000   $   8,160   6,000,010   $   6,000   $ 20,371,972   $  (179,897)  $  20,206,235
                                   ==========   =========   =========   =========   ============   ===========   =============

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       CONSOLIDATED STATEMENT OF CASH FLOW
               FROM DECEMBER 5, 2003 (INCEPTION) TO JUNE 30, 2004

OPERATING ACTIVITIES
 Net loss for the period                                                            $    (179,897)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
       Stock compensation expense                                                           4,795
       Depreciation expense                                                                44,646
   Changes in assets and liabilities:
       Increase  in  accounts receivable, stockholder                                      (5,921)
       Increase in prepaid expenses                                                       (70,750)
       Increase in accounts payable                                                         8,848
       Increase in accrued interest                                                        16,934
                                                                                    -------------
   Total adjustments                                                                       (6,243)
                                                                                    -------------
         Net cash used in operating activities                                           (181,345)
                                                                                    -------------

INVESTING ACTIVITIES
 Advances to related entity                                                              (161,000)
                                                                                    -------------
         Net cash used in investing activities                                           (161,000)
                                                                                    -------------

FINANCING ACTIVITIES
 Borrowings on notes payable, third parties                                             2,167,385
 Payments on loan payable, related entity                                                (632,095)
 Issuance of common stock                                                                      25
                                                                                    -------------
         Net cash provided by financing activities                                      1,535,315
                                                                                    -------------

INCREASE IN CASH                                                                        1,192,970

CASH, BEGINNING OF PERIOD                                                                       0
                                                                                    -------------

CASH, END OF PERIOD                                                                 $   1,192,970
                                                                                    =============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

 Issuance of 2,160,000 preferred shares for purchase of land and building
   from related entity                                                              $   3,624,455
                                                                                    =============

 Assumption of mortgage and taxes for purchase of land and building
   from related entity                                                              $   1,100,000
                                                                                    =============

 Issuance of 6,000,000 preferred shares for purchase of intellectual property       $  15,000,000
                                                                                    =============

 Issuance of 6,000,000 common shares for purchase of intellectual property
   from related entity                                                              $   1,756,857
                                                                                    =============

 Assumption of loan payable for purchase of intellectual property
   from related entity                                                              $     800,000
                                                                                    =============

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FROM INCEPTION (December 5, 2003) to June 30, 2004

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

The Company incorporated as Innovative Energy Solutions, Inc. on December 5, 2003 in the state of Nevada as a start-up company, for the purpose of becoming a diversified, full-service energy company. The Company is in good standing and there are 75,000,000 authorized common shares and 10,000,000 authorized preferred shares. The Company is seeking to obtain and develop innovative intellectual property which can either produce energy at a low cost or save energy for the end user. Once developed, the Company plans to have demonstrator units built to prove the application of its designs. Once proven, the Company plans to arrange a manufacturing and assembly plan in conjunction with a marketing plan to sell the product.

On December 21, 2003 the Company issued 10 shares of its common stock to Ron Foster ("Foster") who became the sole shareholder and director.

On December 22, 2003, the first meeting of the Board of Directors was held in which three additional directors were appointed to serve along with Ron Foster. The directors approved its By-Laws, appointed officers, approved salaries for the officers and approved the 2004 Incentive and Non-Statutory Incentive Stock Option Plan.

On March 24, 2004 the Company issued 2,160,000 preferred shares to Foster and issued a $1,100,000 note for 5,000 shares of SBI Communications, Inc., an entity wholly owned by Foster, and whose only asset was 18.7 acres of land and an 80,000 square foot commercial building in Piedmont, Alabama. The transaction was valued at the seller's depreciated cost basis of $4,724,455. The preferred stock issued was valued at $3,624,455 because the Company's accounting policy for valuing non-monetary transactions with a related party required the transaction be valued at the predecessors depreciable cost basis. The property was acquired with the intent to be used for assembly of the Company's planned products for sale.

On May 10, 2004 the Company entered into an Exclusive Distributorship Agreement with Sunwoo Energy Technology Inc. and Koo Hyo Hwea to purchase 1,000 Heat Pipe Heat Exchangers annually. The Company plans to sell the Heat Pipe Exchangers to retailers and end users.

On May 15, 2004 the Company authorized the issuance of 6,000,000 restricted common shares and $800,000 of debt to Innovative Energy Solutions, Inc, an Alberta, Canada Corporation, "IESI Canada", for equipment, intellectual property and a licensing agreement valued at the cost basis of the seller which was $2,556,858. Three of the Company's directors were shareholders of IESI Canada and received 4,500,000 of the total 6,000,000 common shares issued. See the Company's accounting policy for Non-monetary transactions.

On June 26, 2004 the Company acquired the rights to two patents which comprised its Hydrogen Generation technology. The cost of the patents was $15 million which was paid to a third party seller in an arms length non-monetary transaction by the Company issuing 6,000,000 preferred shares valued at $2.50 per share. The preferred shares have a direct lien on the two patents with the intellectual property and marketing rights in the event of the Dissolution, Bankruptcy or Receivership of IESI, Nevada. The value of the shares issued in this transaction was determined on the basis of cash sales of the Company's capital stock occurring shortly after June 30, 2004 in accordance with the Company's accounting policy for non-monetary transactions. The Company has constructed a working demonstration unit based upon the patents and intends to commercialize the technology within the next two years.

GOING CONCERN AND PLAN OF OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

As shown in the accompanying financial statements, the Company had a net loss of $179,897 since its inception and had a deficit in working capital of $2,030,432 as of June 30, 2004. The ability of the Company to continue as a going concern is dependent on obtaining additional capital and financing and operating at a profitable level.

The Company intends to seek additional capital either through debt or equity offerings or a combination thereof, and to seek acquisitions which will generate sales volume with operating margins sufficient to achieve profitability. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PRICIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company which owns all of the intellectual property and its wholly owned subsidiary SBI Communications, Inc. which owns the land and building in Piedmont, Alabama. All intercompany transactions are eliminated in consolidation.

CASH

Cash  includes  all  short-term  highly  liquid   investments  that  is  readily
convertible to known amounts of cash and have original maturities of three months or less. At times cash deposits may exceed government insured limits.

INTELLECTUAL PROPERTY

Intellectual properties have been acquired through the issuance of shares of the Company's common and preferred stock. These intellectual properties are valued at the estimated fair market value of the stock issued at the time of purchase, or in the case of intellectual properties acquired from an affiliate or entity under common control, the historical cost basis. The value of the common and preferred stock is determined by the value assigned in third party transactions and private placements occurring in July 2004. All stock issued in those transactions contains regulatory restrictions, and in some cases contractual restrictions, on transferability. Management has not assigned a defined life to the intellectual properties and periodically analyzes the values of the intellectual properties for impairment.

PROPERTY & EQUIPMENT

Property and equipment are stated at cost. Assets are depreciated using the straight-line method for both financial statement and tax purposes based on the following estimated useful lives:

      Machinery and office equipment                   7 years
      Building                                         30 years

      Maintenance and repairs are charged to expense when incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

Financial instruments consist primarily of cash, accounts receivable, obligations under accounts payable, accrued expenses and notes payable. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value because of the short term maturity of those instruments.

NON-MONETARY TRANSACTIONS

The accounting for non-monetary assets is based on the fair values of the assets involved. All non-monetary transactions with unaffiliated third parties are valued at arms length. All non-monetary transactions with related parties are valued at the predecessors depreciable cost basis for the asset received.

Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.

All non-monetary transactions involving the issuance of the Company's preferred stock are valued the same as transactions involving the Company's common stock since all preferred stock can convert to common stock on an equal share for share basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In the event that facts and circumstances indicate that the cost of long-lived assets, primarily intellectual property and patents, may be impaired, the Company performs a recoverability evaluation. If an evaluation is required, the discounted estimated future cash flows associated with the assets is compared to the assets' carrying amount to determine whether a write-down to fair value is required.

The Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the Company's carrying values or fair values, less costs of disposal.

STOCK OPTION PLAN

On December 22, 2003 the Company adopted its 2004 Incentive and Non-statutory Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and non-statutory stock options to purchase an aggregate 2,500,000 shares of common stock to directors, officers, employees and consultants of the Company. The Plan is administered by the Board of Directors.

The Plan provides that incentive stock options be granted at an exercise price equal to the fair market value of the common shares of the Company on the date of the grant and must be at least 110% of fair market value when granted to a 10% or more shareholder. The exercise term of all stock options granted under the Plan may not exceed ten years, and no later than three months after termination of employment, except the term of incentive stock options granted to a 10% or more shareholder which may not exceed five years.

Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123") as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation. The Company periodically issues options to consultants. The estimated value of these options is determined in accordance with SFAS No. 123 and expensed as the granted options vest to the grantees. In accordance with SFAS 123, the Company has elected to account for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

From time to time, the Company issues stock options to executives, key employees and members of the Board of Directors. Generally, when the Company grants stock options to employees, there is no intrinsic value of those options on the date of grant. Accordingly, no compensation cost has been recognized for stock options granted to employees. There were no options granted to employees in the period ended June 30, 2004 and therefore no pro-forma presentation is relevant.

The fair values of the options granted in the period end June 30, 2004, were estimated at the date of grant using the minimum value method with the following assumptions:


         Dividend yield                     None
         Volatility                         None
         Risk free interest rate            3.75%
         Expected asset life                5-10 years

The status of outstanding options granted pursuant to the 2004 Plan was as follows:

                                       Wtd. Average     Weighted
                          Number of      Exercise     Average Fair
                           Shares         Price          Value
                          ---------    ------------   ------------
Options outstanding at
June 30, 2004
(705,000 exercisable)      705,000        $ 5.19         $ .42
                          ========     ============   ============

The Company's weighted average remaining contractual life of options outstanding at June 30, 2004 was approximately 98 months.

These options were all granted in the period ended June 30, 2004 in connection with the execution of licensing agreements and a consulting agreement.

The amount of expense recorded on the accompanying consolidated statement of operations was $4,795.

As of June 30, 2004, there are a total of 95,000 shares granted at an exercise price of $2.50, 90,000 at $3.50, 90,000 at $4.50, 90,000 at $5.50 and 340,000 at
$6.50.

The Company accounts for stock awards issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18 ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES. Under SFAS 123 and EITF 96-18, stock awards to non-employees are accounted for at their fair value as determined under the intrinsic value method.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the Company's financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences is expected to reverse.

LOSS PER SHARE

(Loss) per common share is computed based on the Company's weighted average number of common shares outstanding during each period. Convertible equity instruments such as options are not considered in the calculation of net loss per share, as their inclusion would be anti-dilutive.

Note 2 - LAND, BUILDING & EQUIPMENT

The Company purchased an 80,000 square foot industrial building on 18.7 acres of land zoned for industrial use in Piedmont, Alabama on March 24, 2004 for a total of $4,724,455, which was the seller's historical cost basis, of which $4,002,233 was allocated to the building. The property was acquired from an entity considered to be under common control. The building is being depreciated on a straight-line basis over 30 years from January 1, 1995 which is when the seller originally acquired the building. Depreciation expense for the period ended June 30, 2004 was $33,352.

On May 15, 2004, the Company acquired equipment at the seller's historical cost basis of $632,478 for oil remediation and clean up which it intends to lease. The property was acquired from an entity considered to be under common control. The equipment will be depreciated on a straight-line basis over 7 years. Depreciation expense for the period ended June 30, 2004 was $11,294.

                                                   June 30, 2004
                                                   -------------
Oil remediation equipment                          $     632,478
Building                                               4,002,233
Less: Accumulated depreciation                           (44,646)
      Impairment loss                                         --
                                                   -------------
Building & Equipment, net                          $   4,590,065
18.7 Acres of Land, Piedmont, AL                         722,222
                                                   -------------
LAND, BUILDING & EQUIPMENT, NET                    $   5,312,287
                                                   =============

Depreciation expense was $44,646 since inception.

Note 3 - INTELLECTUAL PROPERTY

Since its inception, the Company has entered into numerous agreements to acquire certain rights to various complex intellectual scientific properties. Intellectual property on the accompanying balance sheet consists of the following:

                                                   June 30, 2004
                                                   -------------
Patents acquired June 26, 2004 (see note 1)        $  15,000,000
Licensing agreement (see note 11)                        986,880
Patents (see note 11)                                    937,500
                                                   -------------
Total                                              $  16,924,380
                                                   =============

The Company has not assigned a defined life to the intellectual property and periodically analyzes its investment for impairment. The stages of development in which the intellectual property is in make estimation of value or determination of impairment a difficult task. There have been no substantive revenues generated or value derived from the technology since its acquisition. The Company has determined that there is no evidence that the book value of the intellectual property is impaired. Management will determine the commercial applications for these technologies over the next year and estimates the amount and probability that they will produce adequate cash flow to support carrying values.

Note 4 - NOTES PAYABLE, THIRD PARTIES

Since its inception the Company raised $2,167,385 under 182 individual note agreements payable on demand with an interest rate of 3% per annum. Accrued interest under these note agreements at June 30, 2004 was $8,074. It is management's belief that the creditors have the desire and intent to convert this debt into shares of the Company stock.

Note 5 - LOAN PAYABLE, RELATED ENTITY

On May 15, 2004 the Company incurred an $800,000 non-interest bearing debt obligation to IESI Canada as part of a transaction in which the Company acquired equipment, intellectual property and a licensing agreement. At June 30, 2004 the Company owed IESI Canada $167,906 under the original agreement. As noted in footnote 12, the remaining balance was forgiven.

Note 6 - NOTE PAYABLE, STOCKHOLDER

The Company issued a note for $1,100,000 to a director and significant shareholder resulting from the acquisition of land and a building in Piedmont, Alabama. The note is due in one balloon payment on or before April 1, 2005 with accrued interest at 3% per annum. Accrued interest on the loan at June 30, 2004 was $8,860.

Note 7 - INCOME TAXES

The Company has not provided any current or deferred income tax provision or benefit for any period presented because it has experienced operating losses since inception and any benefit is offset by an equal valuation allowance. The Company has provided a full valuation allowance because of the uncertainty regarding the utilization of the net operating loss carry forwards. Differences between financial reporting and tax purposes are minor, and no deferral has been recorded for these amounts.

                                                   For the period
                                                   ended June 30,
                                                   --------------
                                                        2004

   Current income tax benefit                      $          -0-
   Deferred income tax benefit                             72,000
                                                   --------------
Total current and deferred income tax benefit              72,000
                                                   --------------
Valuation allowance                                       (72,000)
                                                   --------------
Benefit of income taxes                            $          -0-
                                                   ==============

Income tax expense does not differ from amounts computed by applying the U.S. Federal, statutory income tax rate of 34%. There is no statutory state income tax rate. The realized net operating loss expires, as follows:

                   Expiration             Federal
                   ----------          -------------

                      2023             $     179,897
                                       -------------
  Total net operating loss available   $     179,897
                                       =============

Note 8 - COMMITMENTS

The Company has contractual obligations under the intellectual property assignments for the Heat Pipe and Hydrogen Technologies to use its best efforts and to devote such time as necessary to commercialize, promote and fully exploit the technologies. In addition, it is obligated to devote such time as is necessary to develop and provide sufficient funding for research and development.

On May 10, 2004 the Company entered into an Exclusive Distributorship Agreement with Sunwoo Energy Technology, Inc. to market and distributes Heat Pipe Exchangers for domestic use. The Company must purchase 1,000 units annually from Sunwoo in order to maintain its exclusivity and pay approximately $3,200 a month as a distributorship fee for 24 months. As of June 30, 2004, the Company owed $6,160 in distributor fees and had not ordered any units.

Note 8 - COMMITMENTS-continued

On June 30, 2004 the Company entered into an Exclusive Licensing Agreement with WHMIS Inc. to commercialize any or all of its technologies which; (1)make inexpensive distillation columns for waste oil processing plants, and; (2) to produce low cost petroleum products from waste oil, plastic and tires and; (3) converts waste oil to diesel fuel. The Company must pay a minimum annual royalty of $25,000 commencing during the fiscal year ended June 30, 2006 with an annual 5% escalation or a royalty of 2% of the net sales of the products sold or used annually beginning in the fiscal year of June 30, 2006.

Note 9 - STOCKHOLDERS' EQUITY

At June 30, 2004, the Company had 10,000,000 shares of $0.001 par value preferred stock authorized and 8,160,000 shares of preferred stock issued and outstanding. It also had 75,000,000 common shares of $.001 par value common stock authorized and 6,000,010 common shares issued and outstanding.

Preferred Stock

On March 24, 2004 the Company issued 2,160,000 preferred shares to a director and controlling shareholder at that time, and assumed a $1,100,000 debt for 18.7 acres of land consisting of an 80,000 square foot commercial building in Piedmont, Alabama at the seller's historical depreciated cost basis of $4,724,455.

On June 26, 2004 the Company acquired two patents with the intellectual property and marketing rights which comprised its Hydrogen Generation technology. The cost of the patents was $15 million which was paid to the seller with 6,000,000 preferred shares valued at $2.50 per share. The preferred shares have a direct lien on the two patents with the intellectual property and marketing rights in the event of the Dissolution, Bankruptcy or Receivership of IESI, Nevada.

The rights of preferred stockholders shall rank, as to dividends and upon liquidation, senior and prior to the Corporation's common stock and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of the Preferred stock. Each share of preferred stock is entitled to one vote. Any preferred stock issued may be cancelled and reissued as common stock on a one share for one share basis unless the articles of incorporation designate different rights and privileges.

The Board of Directors may establish one or more classes or series of common and preferred stock by filing a certificate of amendment to a certificate of designation with the Secretary of State. The amendment must state that no shares of the newly formed class or series has been issued and must state the voting powers, designations, preferences, limitations, restrictions and relative rights of the class or series, as amended.

Common Stock

On December 21, 2003 the Company authorized issuance of 10 common shares to a director for $25 of cash.

On May 15, 2004 the Company authorized the issuance of 6,000,000 restricted common shares and $800,000 of debt to IESI Canada, for equipment, intellectual property and a licensing agreement. The shares were issued directly to the shareholders of IESI Canada of which three of the shareholders were also directors of the Company.

Note 10 - LOSS PER SHARE

At June 30, 2004, there were 705,000 outstanding options. Outstanding options were not considered in the calculation for diluted earnings per share because the effect of their inclusion would be anti-dilutive. A reconciliation of the numerator and denominator of the basic and diluted per share calculations for the loss from continuing operations is as follows:

                                              2004
                               ----------------------------------
                                            Wtd. Avg.
                                  Loss       Shares     Per share
                               ----------   ---------   ---------

Net (Loss)                     $ (179,897)

BASIC LOSS PER SHARE
Loss available to common
stockholders                   $ (179,897)  1,445,036   $    (.12)

Effect of dilutive securities         N/A

DILUTED LOSS PER SHARE                                  $    (.12)

Note 11 - RELATED PARTY TRANSACTIONS

On March 24, 2004 the Company issued 2,160,000 preferred shares to a director and assumed a $1,100,000 debt for 18.7 acres of land consisting of an 80,000 square foot commercial building in Piedmont, Alabama at a deemed value of $4,724,455. The transaction was valued in accordance with the Company's accounting policy for non-monetary transactions.

On May 15, 2004 the Company authorized the issuance of 6,000,000 restricted common shares and $800,000 of debt to Innovative Energy Solutions, Inc, an Alberta, Canada Corporation, "IESI Canada", for equipment, intellectual property and licensing agreements. The transaction was valued in accordance with the Company's accounting policy for non-monetary transactions. Three of the Company's directors were also shareholders of IESI Canada and received 4,500,000 of the total 6,000,000 common shares issued. The Company received the following in the transaction:

(a) A Licensing Agreement dated October 24, 2003 from Hyunik Yang and HY-EN Research Ltd to IESI Canada valued at the seller's historical cost of $986,880; and

(b) Eleven Romanian patents comprising the Heat Pipe Technology valued at the sellers cost of $937,500; and

(c) Equipment intended to be used for oil remediation valued at the sellers cost of $632,478.

At June 30, 2004, the Company had advanced IESI Canada $161,000 which was subsequently converted into an 8% per annum interest bearing note receivable.

Note 12 - SUBSEQUENT EVENTS

On July 1, 2004 the Company entered into a three year consulting agreement to assist in the commercializing of the intellectual property purchased from WHMIS Inc. The agreement requires to Company to pay $100,000 Canadian dollars annually to the consultant for three years until June 30, 2007.

On July 1, 2004, the Company entered into four employment agreements with officers of the Company. The employment agreements obligate the Company to pay $53,250 a month until their expiration on June 30, 2009. The Company also entered into three employment agreements with consultants which obligate the Company to pay approximately $16,700 month until their expiration on June 30, 2007.

On July 13, 2004, IESI Canada agreed to repay advances from the Company of up to $236,000 from the Company at 8% per annum before December 31, 2004.

On September 22, 2004, the Company amended its original intellectual property and licensing acquisition agreement with IESI Canada. The amendment changed the cash obligation of the Company to IESI Canada from $800,000 to $629,089. This amendment eliminated the remaining loan payable of $167,906 to IESI Canada at June 30, 2004.

On October 13, 2004, the Company paid with cash, 14 demand notes held by note holders without interest for the face amount of their notes in full which amounted to $1,164,500.

Also from July 1, 2004 through December 16, 2004, the Company raised $2,130,825 from 271 note holders bearing interest at 3% per annum which are due and payable upon demand.

On October 28, 2004, the Company advanced $50,000 to IESI Canada which brought its total non-interest bearing advances receivable to $100,000 while its interest bearing note remained at $236,000.

From July 1, 2004 through October 31, 2004, the Company issued a total of 147,320 restricted common shares of which 97,320 common shares were issued to 10 individuals for consulting services and 50,000 shares to an individual for intellectual property.

                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                            As of September 30, 2004
                                   (UNAUDITED)

                                     ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                         $  1,614,626
 Accounts receivable, stockholder                                        17,352
 Advances due from related entity                                        50,000
 Note receivable, related entity                                        236,000
 Note receivable, third party note holder                               125,000
 Inventories                                                             23,253
 Prepaid expenses and other current assets                               69,888
                                                                   ------------
   Total current assets                                               2,136,119

PROPERTY AND EQUIPMENT
  Land, building and equipment, net                                   5,702,737

OTHER ASSETS
  Intangible assets                                                  16,953,468
                                                                   ------------
   Total assets                                                    $ 24,792,324
                                                                   ============

                       LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                                  $      6,160
 Accrued interest                                                        52,917
 Note payable, stockholder                                            1,100,000
 Notes payable, third parties                                         3,886,410
                                                                   ------------
   Total current liabilities                                          5,045,487

STOCKHOLDERS' EQUITY
 Preferred stock, $.001 par value, 10,000,000 shares
  authorized,  8,160,000 issued and outstanding                           8,160
 Common stock, $.001 par value, 75,000,000 shares
  authorized, 6,147,330 issued and outstanding                            6,147
 Additional paid-in capital                                          20,820,293
 Deficit accumulated during development stage                        (1,087,763)
                                                                   ------------
   Total stockholders' equity                                        19,746,837
                                                                   ------------
   Total liabilities and stockholders' equity                      $ 24,792,324
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                   From
                                         For the three       December 5, 2003
                                          months ended        (inception) to
                                       September 30, 2004   September 30, 2004
                                       ------------------   ------------------
OPERATING EXPENSES
 Legal and accounting                  $           96,483   $          144,712
 Contract services                                191,250              191,250
 Consulting                                       316,231              332,506
 Depreciation                                      56,021              100,667
 Other                                            216,184              269,998
                                       ------------------   ------------------
  Total operating expenses                        876,169            1,039,133

Net loss from operations                         (876,169)          (1,039,133)

OTHER  (INCOME) EXPENSE
 Interest expense                                  35,985               52,918
 Other                                             (4,288)              (4,288)
                                       ------------------   ------------------
  Net other expense                                31,697               48,630

 Net loss                              $         (907,866)  $       (1,087,763)
                                       ==================   ==================

NET LOSS PER SHARE:
 Basic and diluted                     $            (0.15)  $            (0.37)
                                       ==================   ==================

WEIGHTED AVERAGE SHARES OUTSTANDING:
 Basic and diluted                              6,098,023            2,957,668
                                       ==================   ==================

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             FROM DECEMBER 5, 2003 (INCEPTION) TO SEPTEMBER 30, 2004
                                   (UNAUDITED)

                                                                                                     Deficit
                                                                                                   Accumulated
                                        Preferred Stock         Common Stock         Additional      During         Total
                                   ----------------------   ---------------------     Paid-In      Development   Stockholders'
                                     Shares      Amount      Shares      Amount       Capital         Stage         Equity
                                   ----------   ---------   ---------   ---------   ------------   -----------   -------------
Issuance of common stock                    -   $       0          10   $       0   $         25   $         0   $          25
on December 21, 2003

Issuance of preferred stock         2,160,000       2,160           -           0      3,622,295             0       3,624,455
on March 24, 2004

Issuance of common stock                    -           0   6,000,000       6,000      1,750,857             0       1,756,857
on May 15, 2004

Issuance of preferred stock         6,000,000       6,000           -           0     14,994,000             0      15,000,000
on June 26, 2004

Issuance of stock options                   -           0           -           0          4,795             0           4,795

Net loss for the period ended               -           0           -           0              0      (179,897)       (179,897)
 ended June 30, 2004

                                   ----------   ---------   ---------   ---------   ------------   -----------   -------------
Balances as of June 30, 2004        8,160,000       8,160   6,000,010       6,000     20,371,972      (179,897)     20,206,235

Issuance of common stock for                -           0      97,320          97        246,316             0         246,413
 consulting services

Issuance of common stock                    -           0      50,000          50        199,950             0         200,000
on September 13, 2004

Issuance of stock options                   -           0           -           0          2,055             0           2,055

Net loss for the three months               -           0           -           0              0      (907,866)       (907,866)
 ended September 30, 2004
                                   ----------   ---------   ---------   ---------   ------------   -----------   -------------
Balances as of
September 30, 2004                  8,160,000   $   8,160   6,147,330   $   6,147   $ 20,820,293   $(1,087,763)  $  19,746,837
                                   ==========   =========   =========   =========   ============   ===========   =============

   The accompanying notes are an integral part of these financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                                                                       From
                                                                                    December 5,
                                                                 For the three         2003
                                                                 months ended     (inception) to
                                                                 September 30,     September 30,
                                                                     2004              2004
                                                                 -------------    ---------------
OPERATING ACTIVITIES
 Net loss for the period                                         $    (907,866)   $    (1,087,763)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Stock compensation expense                                           2,055              6,850
    Depreciation expense                                                56,021            100,667
    Issuance of common stock for consulting services                   246,413            246,413
  Changes in assets and liabilities:
    Increase  in  accounts receivable, stockholder                     (11,431)           (17,352)
    Decrease (increase) in prepaid expenses                                862            (69,888)
    Increase in inventories                                            (23,253)           (23,253)
    Increase in accounts payable                                           318              6,160
    Increase in accrued interest                                        35,983             52,917
                                                                 -------------    ---------------
  Total adjustments                                                    304,913            295,664
                                                                 -------------    ---------------
        Net cash used in operating activities                         (600,898)          (785,249)

INVESTING ACTIVITIES
 Purchases of property and equipment                                  (446,471)          (446,471)
 Advances and note receivable, related entity                         (125,000)          (286,000)
                                                                 -------------    ---------------
        Net cash used in investing activities                         (571,471)          (732,471)

FINANCING ACTIVITIES
 Issuance of common stock                                                    0                 25
 Payments on loan payable, related entity                                    0           (629,089)
 Borrowings on notes payable, third parties                          1,594,025          3,761,410
                                                                 -------------    ---------------
        Net cash provided by financing activities                    1,594,025          3,132,346


INCREASE IN CASH                                                       421,656          1,614,626

CASH, BEGINNING OF PERIOD                                            1,192,970                  0
                                                                 -------------    ---------------

CASH, END OF PERIOD                                              $   1,614,626    $     1,614,626
                                                                 =============    ===============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

 Issuance of 2,160,000 preferred shares for purchase of land and building
  from related entity                                                               $           0     $    3,624,455
                                                                                    =============     ==============
 Assumption of mortgage and taxes for purchase of land and building
  from related entity                                                               $           0     $    1,100,000
                                                                                    =============     ==============
 Issuance of 6,000,000 preferred shares for purchase of intellectual property       $           0     $   15,000,000
                                                                                    =============     ==============
 Issuance of 6,000,000 common shares for purchase of intellectual property
  from related entity                                                               $           0     $    1,756,857
                                                                                    =============     ==============
 Assumption of loan payable for purchase of intellectual property
  from related entity                                                               $           0     $      800,000
                                                                                    =============     ==============
 Issuance of 50,000 common shares for purchase of intellectual property             $     200,000     $      200,000
                                                                                    =============     ==============
 Forgiveness of loan payable for purchase of intellectual property from             $     170,912     $      170,912
                                                                                    =============     ==============
  related entity
 Assumption of marketable security in exchange for note payable, third party        $     125,000     $      125,000
                                                                                    =============     ==============

       See accompanying notes to these consolidated financial statements.

                        INNOVATIVE ENERGY SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FROM INCEPTION (December 5, 2003) to September 30, 2004
                                    UNAUDITED

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

The Company incorporated as Innovative Energy Solutions, Inc. on December 5, 2003 in the state of Nevada as a start-up company, for the purpose of becoming a diversified, full-service energy company. The Company is in good standing and there are 75,000,000 authorized common shares and 10,000,000 authorized preferred shares. The Company is seeking to obtain and develop innovative intellectual property which can either produce energy at a low cost or save energy for the end user. Once developed, the Company plans to have demonstrator units built to prove the application of its designs. Once proven, the Company plans to arrange a manufacturing and assembly plan in conjunction with a marketing plan to sell the product.

On December 21, 2003 the Company issued 10 shares of its common stock to Ron Foster ("Foster") who became the sole shareholder and director.

On December 22, 2003, the first meeting of the Board of Directors was held in which three additional directors were appointed to serve along with Ron Foster. The directors approved its By-Laws, appointed officers, approved salaries for the officers and approved the 2004 Incentive and Non-Statutory Incentive Stock Option Plan.

On March 24, 2004 the Company issued 2,160,000 preferred shares to Foster and issued a $1,100,000 note for 5,000 shares of SBI Communications, Inc., an entity wholly owned by Foster, and whose only asset was 18.7 acres of land and an 80,000 square foot commercial building in Piedmont, Alabama. The transaction was valued at the seller's depreciated cost basis of $4,724,455. The preferred stock issued was valued at $3,624,455 because the Company's accounting policy for valuing non-monetary transactions with a related party required the transaction be valued at the predecessors depreciable cost basis. The property was acquired with the intent to be used for assembly of the Company's planned products for sale.

On May 10, 2004 the Company entered into an Exclusive Distributorship Agreement with Sunwoo Energy Technology Inc. and Koo Hyo Hwea to purchase 1,000 Heat Pipe Heat Exchangers annually. The Company plans to sell the Heat Pipe Exchangers to retailers and end users.

On May 15, 2004 the Company authorized the issuance of 6,000,000 restricted common shares and $800,000 of debt to Innovative Energy Solutions, Inc, an Alberta, Canada Corporation, "IESI Canada", for equipment, intellectual property and a licensing agreement valued at the cost basis of the seller which was $2,556,858. Three of the Company's directors were shareholders of IESI Canada and received 4,500,000 of the total 6,000,000 common shares issued. See the Company's accounting policy for Non-monetary transactions.

On June 26, 2004 the Company acquired the rights to two patents which comprised its Hydrogen Generation technology. The cost of the patents was $15 million which was paid to a third party seller in an arms length non-monetary transaction by the Company issuing 6,000,000 preferred shares valued at $2.50 per share. The preferred shares have a direct lien on the two patents with the intellectual property and marketing rights in the event of the Dissolution, Bankruptcy or Receivership of IESI, Nevada. The value of the shares issued in this transaction was determined on the basis of cash sales of the Company's capital stock occurring shortly after June 30, 2004 in accordance with the Company's accounting policy for non-monetary transactions. The Company has constructed a working demonstration unit based upon the patents and intends to commercialize the technology within the next two years.

GOING CONCERN AND PLAN OF OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

As shown in the accompanying financial statements, the Company had a net loss of $1,087,763 since its inception and has a deficit in working capital of $2,909,368 as of September 30, 2004. The ability of the Company to continue as a going concern is dependent on obtaining additional capital and financing and
operating   at   a   profitable

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION-continued
level. The Company intends to seek additional capital either through debt or equity offerings, or a combination thereof, and to seek acquisitions which will generate sales volume with operating margins sufficient to achieve profitability. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PRICIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company which owns all of the intellectual property and its wholly owned subsidiary SBI Communications, Inc. which owns the land and building in Piedmont, Alabama. All intercompany transactions are eliminated in consolidation.

CASH

Cash includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. At times cash deposits may exceed government insured limits.

INVENTORY

Inventory consists of heat pipe exchangers for domestic use and a heat generator for commercial use which is held for resale, and is stated at the lower of cost or market. The cost of inventory approximates the first-in, first-out ("FIFO") method. Management performs periodic assessments to determine the existence of obsolete, slow-moving and nonsalable inventory and records necessary provisions to reduce such inventory to net realizable value.

INTELLECTUAL PROPERTY

Intellectual properties have been acquired through the issuance of shares of the Company's common and preferred stock. These intellectual properties are valued at the estimated fair market value of the stock issued at the time of purchase, or in the case of intellectual property acquired from an affiliate or entity under common control, the historical cost basis. The value of the common and preferred stock is determined by the value assigned in third party transactions and private placements occurring in July 2004. All stock issued in those transactions contains regulatory restrictions, and in some cases contractual restrictions, on transferability. Management has not assigned a defined life to the intellectual properties and periodically analyzes the values of the intellectual properties for impairment.

PROPERTY & EQUIPMENT

Property and equipment are stated at cost. Assets are depreciated using the straight-line method for both financial statement and tax purposes based on the following estimated useful lives:

      Machinery and office equipment                5 to 7 years
      Building                                          30 years

      Maintenance and repairs are charged to expense when incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

Financial instruments consist primarily of cash, accounts receivable and obligations under accrued expenses and notes payable. The carrying amounts of cash, accounts receivable, accrued expenses and notes payable approximate fair value because of the short term maturity of those instruments.

NON-MONETARY TRANSACTIONS

The accounting for non-monetary assets is based on the fair values of the assets involved. All non-monetary transactions with unaffiliated third parties are valued at arms length. All non-monetary transactions with related parties are valued at the predecessors depreciable cost basis for the asset received.

Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.

All non-monetary transactions involving the issuance of the Company's preferred stock are valued the same as transactions involving the Company's common stock since all preferred stock can convert to common stock on an equal share for share basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In the event that facts and circumstances indicate that the cost of long-lived assets, primarily intellectual property and patents, may be impaired, the Company performs a recoverability evaluation. If an evaluation is required, the discounted estimated future cash flows associated with the assets are compared to the assets' carrying amount to determine whether a write-down to fair value is required.

The Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the Company's carrying values or fair values, less costs of disposal.

STOCK OPTION PLAN

On December 22, 2003 the Company adopted its 2004 Incentive and Non-statutory Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and non-statutory stock options to purchase an aggregate 2,500,000 shares of common stock to directors, officers, employees and consultants of the Company. The Plan is administered by the Board of Directors.

The Plan provides that incentive stock options be granted at an exercise price equal to the fair market value of the common shares of the Company on the date of the grant and must be at least 110% of fair market value when granted to a 10% or more shareholder. The exercise term of all stock options granted under the Plan may not exceed ten years, and no later than three months after termination of employment, except the term of incentive stock options granted to a 10% or more shareholder which may not exceed five years.

Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123") as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION-continued compensation. The Company periodically issues options to consultants. The estimated value of these options is determined in accordance with SFAS No. 123 and expensed as the granted options vest to the grantees. In accordance with SFAS 123, the Company has elected to account for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

From time to time, the Company issues stock options to executives, key employees and members of the Board of Directors. Generally, when the Company grants stock options to employees, there is no intrinsic value of those options on the date of grant. Accordingly, no compensation cost has been recognized for stock options granted to employees. There were no options granted to employees in the period ended September 30, 2004, and therefore no pro-forma presentation is relevant.

The fair values of the options granted in the period end September 30, 2004, were estimated at the date of grant using the minimum value method with the following assumptions:

      Dividend yield                  None
      Volatility                      None
      Risk free interest rate         3.75%
      Expected asset life             5-10 years

The status of outstanding options granted pursuant to the 2004 Plan was as follows:

                                      Wtd. Average     Weighted
                          Number of     Exercise     Average Fair
                           Shares        Price          Value
                          ---------   ------------   ------------
Options outstanding at
September 30, 2004
(705,000 exercisable)      705,000       $5.19           $.42
                          =========   ============   ============

The Company's weighted average remaining contractual life of options outstanding at September 30, 2004 was approximately 95 months.

These options were all granted in the period ended June 30, 2004 in connection with the execution of licensing agreements and a consulting agreement.

The amount of expense recorded on the accompanying consolidated statement of operations was $4,795 for the period ended June 30, 2004 and $2,055 for the period ended September 30, 2004.

As of September 30, 2004, there are a total of 95,000 shares granted at an exercise price of $2.50, 90,000 at $3.50, 90,000 at $4.50, 90,000 at $5.50 and
340,000 at $6.50.

The Company accounts for stock awards issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18 ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES. Under SFAS 123 and EITF 96-18, stock awards to non-employees are accounted for at their fair value as determined under the intrinsic value method.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

LOSS PER SHARE

(Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity instruments such as options are not considered in the calculation of net loss per share, as their inclusion would be anti-dilutive.

Note 2 - NOTE RECEIVABLE

The Company has a note receivable from IESI Canada for $236,000 which accrues interest at 8% per annum and is due and payable in full on or before January 8, 2005. There was $4,138 of accrued interest receivable on the note at September 30, 2004.

Note 3 - NOTE RECEIVABLE, THIRD PARTY NOTEHOLDER

The Company has a $125,000 receivable secured by marketable securities at September 30, 2004.

During the quarter ended September 30, 2004, the Company received 141,177 common shares of Whistler Investments Inc. from a note-holder as collateral for the Company's $125,000 note obligation to the note-holder. The Company plans to sell the common shares during January of 2005 if the note-holder does not tender $125,000 of cash prior to December 31, 2004. In the event the shares are sold, the Company will return all cash in excess of $125,000 to the note-holder.

The estimated fair value of the 141,177 common shares of Whistler Investments Inc. held by the Company was $446,119 which was estimated based on the quoted trading price of the security at September 30, 2004.

Note 4 - INTELLECTUAL PROPERTY

Since its inception, the Company has entered into numerous agreements to acquire certain rights to various complex intellectual scientific properties. Intellectual property on the accompanying balance sheet consists of the following:

                                                  September 30,
                                                      2004
                                                  -------------
Patents acquired June 26, 2004 (see note 1)       $  15,000,000
Licensing agreement (see note 12)                       986,880
Patents (see note 12)                                   937,500
Other intellectual property (below)                     200,000
Reduction in purchase price (see note 12)              (170,912)
                                                  -------------
Total                                             $  16,953,468
                                                  =============

On September 13, 2004, the Company acquired intellectual property from an individual pertaining to deep oil refining and a compatible hydrogen generation technology for 50,000 restricted common shares valued at $200,000.

The Company has not assigned a definite life to the intellectual property and periodically analyzes its investment for impairment. The stages of development in which the intellectual property is in make estimation of value or determination of impairment a difficult task. There have been no substantive revenues generated or value derived from the technology since its acquisition. The Company has determined that there is no evidence that the book value of the intellectual property is impaired. Management will determine the commercial applications for these technologies over the next year and estimates the amount and probability that they will produce adequate cash flow to support carrying values.

Note 5 - LAND, BUILDING & EQUIPMENT

The Company purchased an 80,000 square foot industrial building on 18.7 acres of land zoned for industrial use in Piedmont, Alabama on March 24, 2004 for a total of $4,724,455, which was the seller's historical cost basis, of which $4,002,233 was allocated to the building. The property was acquired from an entity considered to be under common control. The building is being depreciated on a straight-line basis over 30 years from January 1, 1995 which is when the seller originally acquired the building. Depreciation expense for the three month period ended September 30, 2004 was $33,352 and accumulated depreciation was $66,704.

On May 15, 2004, the Company acquired equipment at the seller's historical cost basis of $632,478 for oil remediation and clean up which it intends to lease. The equipment will be depreciated on a straight-line basis over 7 years. Depreciation expense for the three month period ended September 30, 2004 was $22,589 and accumulated depreciation was $33,883.

During the three months ended September 30, 2004, the Company purchased office equipment totaling $6,896 which was depreciated on a straight line basis over five years. Depreciation expense for the three month period ended September 30, 2004 was $80.

                                       September 30,
                                           2004         June 30, 2004
                                       -------------   --------------
Computers & office equipment           $       6,896   $            0
Oil remediation equipment                    632,478          632,478
Building                                   4,002,233        4,002,233
Less: Accumulated depreciation              (100,667)         (44,646)
      Impairment loss                             --               --
                                       -------------   --------------
Building & Equipment, net              $   4,540,940   $    4,590,065
18.7 Acres of Land, Piedmont, AL             722,222          722,222
Demonstration units                          439,575                0

                                       -------------   --------------
LAND, BUILDING & EQUIPMENT, NET        $   5,702,737   $    5,312,287
                                       =============   ==============

Depreciation expense for the three months ended September 30, 2004 was $56,021 and accumulated depreciation was $100,667 since inception.

Note 6 - NOTES PAYABLE, THIRD PARTIES

Since its inception the Company raised $3,886,410 under 393 individual note agreements payable upon demand with an interest rate of 3% per annum. Accrued interest under these note agreements at September 30, 2004 was $35,740. It is management's belief that the creditors have the desire and intent to convert this debt into shares of the Company stock.

Note 7 - NOTE PAYABLE, STOCKHOLDER

The Company issued a note for $1,100,000 to a director and significant shareholder resulting from the acquisition of land and a building in Piedmont, Alabama. The note is due in one balloon payment on or before April 1, 2005 with accrued interest at 3% per annum. Accrued interest on the loan at September 30, 2004 was $17,178.

Note 8 - INCOME TAXES

The Company has not provided any current or deferred income tax provision or benefit for any period presented because it has experienced operating losses since inception and any benefit is affected by an equal valuation allowance. The Company has provided a full valuation allowance because of the uncertainty regarding the utilization of the net operating loss carry forwards. Differences between financial reporting and tax purposes are minor, and no deferral has been recorded for these amounts.

                                                  For the period
                                                       ended
                                                   September 30,
                                                  --------------
                                                       2004

  Current income tax benefit                      $          -0-
  Deferred liability for amortization difference         (76,000)
  Deferred asset for net operating loss                  511,000
                                                  --------------
  Total net deferred income asset (long-term)            435,000
                                                  --------------
Valuation allowance                                     (435,000)
                                                  --------------
Benefit of income taxes                           $          -0-
                                                  ==============

Income tax expense does not differ from amounts computed by applying the U.S. Federal, statutory income tax rate of 34%. There is no statutory state income tax rate. The realized net operating loss expires, as follows:

                   Expiration              Federal
                   ----------            -----------

                       2023              $ 1,277,696
                                         -----------
Total net operating loss available       $ 1,277,696
                                         ===========

Note 9 - COMMITMENTS

The Company has contractual obligations under the intellectual property assignments for the Heat Pipe and Hydrogen Technologies to use its best efforts and to devote such time as necessary to commercialize, promote and fully exploit the technologies. In addition, it is obligated to devote such time as is necessary to develop and provide sufficient funding for research and development.

On May 10, 2004 the Company entered into an Exclusive Distributorship Agreement with Sunwoo Energy Technology, Inc. to market and distributes Heat Pipe Exchangers for domestic use. The Company must purchase 1,000 units annually from Sunwoo in order to maintain its exclusivity and pay approximately $3,200 a month as a distributorship fee for 24 months. As of September 30, 2004, the Company had made three distributor fee payments totaling $9,297 and owed an additional $6,160. It also purchased 200 units for $23,253 during the quarter ended September 30, 2004.

On June 30, 2004 the Company entered into an Exclusive Licensing Agreement with WHMIS Inc. to commercialize any or all of its technologies which; (1)make inexpensive distillation columns for waste oil processing plants, and; (2) to produce low cost petroleum products from waste oil, plastic and tires and; (3) converts waste oil to diesel fuel. The Company must pay a minimum annual royalty of $25,000 commencing during the fiscal year ended June 30, 2006 with an annual 5% escalation or a royalty of 2% of the net sales of the products sold or used annually beginning in the fiscal year of June 30, 2006.

The Company is obligated under seven employment agreements which require monthly payments of approximately $69,950 through June 30, 2007 and then monthly payments of $53,250 through June 30, 2009.

Note 10 - STOCKHOLDERS' EQUITY

At September 30, 2004, the Company had 10,000,000 shares of $0.001 par value preferred stock authorized and 8,160,000 shares of preferred stock issued and outstanding. It also had 75,000,000 common shares of $.001 authorized and 6,147,330 common shares issued and outstanding.

Preferred Stock

On March 24, 2004 the Company issued 2,160,000 preferred shares to a director and controlling shareholder at that time, and assumed a $1,100,000 debt for 18.7 acres of land consisting of an 80,000 square foot commercial building in Piedmont, Alabama at the seller's historical depreciated cost basis of $4,724,455.

On June 26, 2004 the Company acquired two patents with the intellectual property and marketing rights which comprised its Hydrogen Generation technology. The cost of the patents was $15 million which was paid to the seller with 6,000,000 preferred shares valued at $2.50 per share. The preferred shares have a direct lien on the two patents with the intellectual property and marketing rights in the event of the Dissolution, Bankruptcy or Receivership of IESI, Nevada.

The rights of preferred stockholders shall rank, as to dividends and upon liquidation, senior and prior to the Corporation's common stock and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of the Preferred stock. Each share of preferred stock is entitled to one vote. Any preferred stock issued may be cancelled and reissued as common stock on a one share for one share basis unless the articles of incorporation designate different rights and privileges.

The Board of Directors may establish one or more classes or series of common and preferred stock by filing a certificate of amendment to a certificate of designation with the Secretary of State. The amendment must state that no shares of the newly formed class or series has been issued and must state the voting powers, designations, preferences, limitations, restrictions and relative rights of the class or series, as amended.

Common Stock

On December 21, 2003 the Company authorized issuance of 10 common shares to a director for $25 of cash.

On May 15, 2004 the Company authorized the issuance of 6,000,000 restricted common shares and $800,000 of debt to IESI Canada, for equipment, intellectual property and a licensing agreement. The shares were issued directly to the shareholders of IESI Canada of which three of the shareholders were also directors of the Company.

On July 9, 2004, the Company issued 95,245 restricted common shares for consulting services to eight persons at a deemed value of $238,113.

On August 2, 2004, Company issued 1,875 restricted common shares for consulting services to one person at a deemed value of $7,500.

On September 1, 2004, Company issued 200 restricted common shares for consulting services to one person at a deemed value of $800.

On September 13, 2004, Company issued 50,000 restricted common shares for consulting services to one person at a deemed value of $200,000.

Note 11 - LOSS PER SHARE

At September 30, 2004, there were 705,000 outstanding options. Outstanding options were not considered in the calculation for diluted earnings per share because the effect of their inclusion would be antidilutive. A reconciliation of the numerator and denominator of the basic and diluted per share calculations for the loss from continuing operations is as follows:

                                              2004
                               ----------------------------------
                                  Loss       Shares     Per share
                               ----------   ---------   ---------

Net (Loss)                     $ (907,866)

BASIC LOSS PER SHARE
Loss available to common
stockholders                   $ (907,866)  6,098,023   $    (.15)

Effect of dilutive securities         N/A

DILUTED LOSS PER SHARE                                  $    (.15)

Note 12 - RELATED PARTY TRANSACTIONS

On March 24, 2004 the Company issued 2,160,000 preferred shares to a director and assumed a $1,100,000 debt for 18.7 acres of land consisting of an 80,000 square foot commercial building in Piedmont, Alabama at a deemed value of $4,724,455. The transaction was valued in accordance with the Company's accounting policy for non-monetary transactions.

On May 15, 2004 the Company authorized the issuance of 6,000,000 restricted common shares and $800,000 of debt to Innovative Energy Solutions, Inc, an Alberta, Canada Corporation, "IESI Canada", for equipment, intellectual property and licensing agreements. The transaction was valued in accordance with the Company's accounting policy for non-monetary transactions. Three of the Company's directors were also shareholders of IESI Canada and received 4,500,000 of the total 6,000,000 common shares issued. The Company received the following in the transaction:

(a) A Licensing Agreement dated October 24, 2003 from Hyunik Yang and HY-EN Research Ltd to IESI Canada valued at the seller's historical cost of $986,880; and

(b) Eleven Romanian patents comprising the Heat Pipe Technology valued at the sellers cost of $937,500; and

(c) Equipment intended to be used for oil remediation valued at the sellers cost of $632,478.

On July 13, 2004 the Company received a $236,000 note from IESI Canada for advances. The note accrues interest at 8% per annum and is due and payable in full on or before January 8, 2005. During the quarter ended September 30, 2004, the Company advanced an additional $50,000 to IESI Canada without interest which is due and payable upon the Company's demand.

On September 22, 2004, the Company amended its original intellectual property and licensing acquisition agreement with IESI Canada. The amendment changed the cash obligation of the Company to IESI Canada from $800,000 to $629,088. This amendment eliminated the remaining loan payable of $167,906 to IESI Canada at June 30, 2004.

Note 13 - SUBSEQUENT EVENTS

On October 13, 2004, the Company paid with cash, 14 demand notes held by note holders without interest for the face amount of their notes in full which amounted to $1,164,500.

Also during October 2004, the Company raised $25,800 from five note holders bearing interest at 3% per annum which are due and payable upon demand.

On October 28, 2004, the Company advanced $50,000 to IESI Canada which brought its total non-interest bearing advances receivable to $100,000 while its interest bearing note remained at $236,000.

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.138 of the Nevada Revised Statute permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 78.7502 of the Nevada Revised Statute requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 78.7502(3) also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

Our Articles of Incorporation, as amended, eliminate the personal liability of directors of our company for monetary damages to the fullest extent permissible under Nevada law. Article VI of our Bylaws requires that we, to the maximum extent permitted by Nevada law, indemnify each of our agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was our agent. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of our company, (ii) is or was serving at our request , as a director, officer, employee or agent of another business entity or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of our company or of another enterprise at the request of such predecessor corporation.

The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate the rights of our company and shareholders (through shareholders derivative suits on behalf of our company) to recover monetary damages against a director except as limited by Nevada law. These provisions do not limit or eliminate the rights of our company or any shareholders to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of our company, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to our company, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

        NATURE OF EXPENSE                                AMOUNT
        -----------------                             ------------
        SEC registration fee			      $	    298.25
        Accounting fees and expenses                  $  50,000.00
        Legal fees and expenses                       $  15,000.00
        Printing and related expenses                 $   5,000.00
        TOTAL					      $	 70,298.25

*  Estimated.
                                    Page II-1
--------------------------------------------------------------------------------

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

On July 9, 2004, pursuant to action of our Board of Directors, 45,000 shares of our common stock were issued to Ron Johnson pursuant to Johnson having contributed special financial marketing services in lieu of cash consideration to our company as part of Johnson's consulting agreement with us. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Johnson had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On July 9, 2004, pursuant to action of our Board of Directors, 25,120 shares of our common stock were issued to Patrick Starr pursuant to Starr having contributed special financial marketing services in lieu of cash consideration to our company as part of Starr's consulting agreement with us. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Starr had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On July 9, 2004, pursuant to action of our Board of Directors, 13,525 shares of our common stock were issued to two individuals as directed by 114238 Alberta Limited pursuant to that entity's having contributed special financial marketing services in lieu of cash consideration to our company as part of 114238 Alberta's consulting agreement with the Company. The share issuance was exempt under Section 4(2) of the Securities Act. 114238 Alberta had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On July 9, 2004, pursuant to action of our Board of Directors, 3,400 shares of our common stock were issued to Jason Park pursuant to Park's having contributed special financial marketing services in lieu of cash consideration to our company as part of Park's consulting agreement with us. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Park had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On July 9, 2004, pursuant to action of our Board of Directors, 7,600 shares of our common stock were issued to Roy Ferguson pursuant to Ferguson's having contributed special financial marketing services in lieu of cash consideration to our company as part of Ferguson's consulting agreement with us. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Ferguson had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On July 9, 2004, pursuant to action of our Board of Directors, 600 shares of the our common stock were issued to Richard Dureault pursuant to Dureault's having contributed special financial marketing services in lieu of cash consideration to our company as part of Dureault's consulting agreement us. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Dureault had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On August 2, 2004, pursuant to action of our Board of Directors, 1,875 shares of our common stock were issued to 114238 Alberta Limited pursuant to that entity's having contributed special financial marketing services in lieu of cash consideration to our company as part of 114238 Alberta's consulting agreement with us. The share issuance was exempt under Section 4(2) of the Securities Act. 114238 Alberta had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On September 1, 2004, pursuant to action of our Board of Directors of the Company, 200 shares of our common stock were issued to Roy Ferguson pursuant to Ferguson's having contributed special financial marketing services in lieu of cash consideration to our company as part of Ferguson's consulting agreement with us. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Ferguson had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

On September 13, 2004, pursuant to action of our Board of Directors of the Company, 50,000 shares of our common stock were issued to Evgeny Krasailnikov pursuant to the acquisition of intellectual property pertaining to removing contaminants from crude oil and hydrogen generation. The share issuance was exempt under Section 4(2) of the Securities Act. Mr. Krasailnikov had access to information about our company and the shares contain the appropriate legend restricting their transferability absent registration or an available exemption.

ITEM 27.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit #   Description of Document

3.1         Articles  of  Incorporation   and  Amendment  #  1  to  Articles  of
            Incorporation
3.2         By-Laws of the Corporation
4.1         Rights of common stockholders
5.1         Opinion on legality from The O'Neal Law Firm, P.C.
10.1        Executive Employment  Agreement  for Ronald C. Foster dated June 21,
            2004
10.2        Executive  Employment  Agreement for Terry  Dingwall  dated June 21,
            2004
10.3        Executive  Employment Agreement for Stephen P. Monaco dated June 18,
            2004
10.4        Executive  Employment  Agreement for Patrick J. Cochrane  dated June
            21, 2004
10.5        Employment Agreement for Trevor Park dated July 1, 2004
10.6        Employment Agreement for Alain Liberty dated July 1, 2004
10.7        2004 Incentive and Nonstatutory Stock Option Plan
10.8 Purchase Agreement for Patents, Licenses Trademarks, Assignments and all other intellectual properties with Innovative Energy Solutions, Inc., a Alberta, Canada Corporation dated May 15, 2004.
10.9        Employment Agreement for Norman Arrison dated July 1, 2004
10.10 Research & Development And Intellectual Property Assignment Agreement from Dr. Hyunik Yang dated June 26, 2004.
10.11 Exclusive Distributorship Agreement from Sun woo Energy Technology, Inc. and Koo Hyo Hwea dated May 10, 2004.
10.12	    Purchase Agreement dated March 25,2004 with SBI COmmunications, Inc.
23.1        Consent  of  Epstein  Weber  &  Conover,   PLC,   Certified   Public
            Accountants

ITEM 28.    UNDERTAKINGS

The undersigned Registrant undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)         To  include  any  material  information  with  respect
                   to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on December 23, 2004, 2004

                        INNOVATIVE ENERGY SOLUTIONS, INC.


                      BY:/s/  PATRICK J. COCHRANE
                         ----------------------------
                         PATRICK J. COCHRANE,
                         CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                 TITLE                           DATE
     ---------                 -----                           ----

/S/ PATRICK J. COCHRANE        CHIEF EXECUTIVE OFFICER         December 23, 2004
----------------------------   (PRINCIPAL EXECUTIVE OFFICER)
PATRICK J. COCHRANE


/S/ TERRY DINGWALL             PRESIDENT, DIRECTOR             December 23, 2004
----------------------------
TERRY DINGWALL


/S/ RONALD FOSTER              TREASURER                       December 23, 2004
----------------------------   AND DIRECTOR
RONALD FOSTER                  (PRINCIPAL FINANCIAL OFFICER)


/S/ FRED DORNAN                DIRECTOR                        December 23, 2004
----------------------------
FRED DORNAN










                                   EXHIBIT 5.1
                      Legal Opinion and Consent of Counsel

THE O'NEAL LAW FIRM, P.C.
668 North 44th Street, Suite 233
Phoenix, Arizona 85008
(602) 267-3855
(602) 267-7400 (fax)

                    OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO:         Board of Directors

Innovative Energy Solutions, Inc.
RE:               Registration Statement on Form SB-2

Gentlemen:

            As counsel to Innovative Energy Solutions, Inc., a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 941,604 shares of the Company's $0.001 par value common stock on behalf of the Company's existing shareholders. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement have been validly issued, fully paid and are non-assessable shares of the shares of the common stock of the Company. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters".

                                   Sincerely,


                                   /s/ THE O'NEAL LAW FIRM, P.C.
                                   Phoenix, Arizona

DATED:      December 23, 2004.









                                  EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WE CONSENT TO THIS REGISTRATION STATEMENT INNOVATIVE ENERGY SOLUTIONS, INC. ON FORM SB-2 OF OUR REPORT DATED OCTOBER 22, 2004, WITH RESPECT TO OUR AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS OF INNOVATIVE ENERGY SOLUTIONS, INC. AS OF JUNE 30, 2004 AND THE PERIOD FROM DECEMBER 5, 2003 (DATE OF INCEPTION) TO JUNE 30, 2004 INCLUDED IN THE PROSPECTUS, WHICH IS PART OF THIS REGISTRATION STATEMENT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                            /s/ EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
December 23, 2004